UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         RAVEN MOON ENTERTAINMENT, INC.
                  --------------------------------------------
                 (Name of Small Business Issuer in its Charter)

         Florida                       7819                       593485779
 ---------------------      ---------------------------         --------------
(State or jurisdiction     (Primary Standard Industrial        (I.R.S.Employer
 of incorporation or          Classification Number)            Identification
    organization)                                                  Number)

                      120 International Parkway, Suite 220
                             Heathrow, Florida 32746
                                 (407) 304-4764
           -----------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

             Joey DiFrancesco, 120 International Parkway, Suite 220
                     Heathrow, Florida 32746 (407) 304-4764
            -------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                 With copies to
                            J. Bennett Grocock, Esq.
                             The Business Law Group
             455 S. Orange Avenue, Suite 500, Orlando, Florida 32801

Approximate date of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                                   CALCULATION OF REGISTRATION FEE

     Title of Each Class of              Amount          Proposed Maximum            Proposed Maximum Aggregate       Amount of
  Securities to be Registered       to be Registered    Offering Price Per Share         Offering Price (1)        Registration Fee

 Common stock $0.0001 par value    203,738,541 shares          $0.01                        $2,037,385
 Common stock $0.0001 par value(2)  23,000,000 shares          $0.01                        $  230,000
 Common stock $0.0001 par value(3)  19,647,647                 $0.01                        $  196,476                  $   227


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933 based on the closing prices of the Registrant's common stock on October 24, 2002.

     (2)  Includes shares underlying stock options.

     (3)  Includes shares underlying warrants to purchase the common stock.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 Preliminary Prospectus, dated November 6, 2002

                              Subject to Completion

                         Raven Moon Entertainment, Inc.
                     246,386,188 shares of our common stock


     This prospectus describes the offer and sale of up to 246,386,188 shares of our common stock, par value $.0001 per share, for sale by certain persons who are our shareholders. These shareholders are referred to throughout this prospectus as "selling shareholders". All of the shares of our common stock offered in this prospectus are currently outstanding, which we are registering on behalf of all selling shareholders. We will not receive any proceeds from the sale of these shares.

     The investors are underwriters within the meaning of the Securities Act of 1933, as amended, (the "Securities Act") in connection with their sales. Each of the other selling stockholders may be deemed an underwriter within the meaning of the Securities Act in connection with their respective sales.

     The Company's common stock is traded on the over-the-counter bulletin board operated by the National Association of Securities Dealers, Inc. (OTCBB) under the symbol RMOO. The last reported sales price for our common stock on November 5, 2002 was $0.009 per share.

     The Securities Offered Hereby Involve a High Degree of Risk. See Risk Factors Beginning on Page 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

     We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell and it is not seeking an offer to buy these securities in any jurisdiction where this offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus. References to the "Company", "we", "us" and "our" refer to Raven Moon Entertainment, Inc., a Florida corporation.


                                  TABLE OF CONTENT                          PAGE

  Prospectus Summary......................................................   4
  Risk Factors............................................................   5
  Disclosure Regarding Forward Looking Statements.........................   9
  Use of Proceeds.........................................................  10
  Determination of Our Offering Price.....................................  10
  Dilution  ..............................................................  10
  Selling Security Holders................................................  10
  Plan of Distribution....................................................  14
  Legal Proceedings.......................................................  18
  Directors, Executive Officers, Promoters and Control Persons............  18
  Security Ownership of Certain Beneficial Owners and Management..........  20
  Description of Securities...............................................  21
  Interest of Named Experts and Counsel...................................  22
  Disclosure of Commission Position on Indemnification for
     Securities Act Liabilities...........................................  22
  Where You Can Find More Information.....................................  22
  Legal Matters...........................................................  23
  Description of Business.................................................  23
  Plan of Operation.......................................................  25
  Description of Property.................................................  28
  Relationships and Related Transactions..................................  28
  Market for Common Equity and Other Shareholder Matters..................  29
  Executive Compensation..................................................  31
  Index to Financial Statements...........................................  32
  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.............................................  33
  Indemnification of Directors and Officers...............................  33
  Other Expenses of Issuance and Distribution ............................  33
  Recent Sales of Unregistered Securities.................................  34
  Exhibits ...............................................................  34
  Signatures.............................................................   35

                     DEALER PROSPECTUS DELIVERY OBLIGATIONS

     Until ninety days after the effective date of the registration statement of which this Prospectus is a part or the first date on which these securities were offered to the public, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.


                              AVAILABLE INFORMATION

     We have filed with the Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement"), of which this Prospectus is a part, on Form SB-2 under the Securities Act of 1933, as amended (the "Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. Statements contained herein concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such documents filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     The Company will voluntarily file periodic reports in the event its obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

     We will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests for copies of said documents should be directed to Joseph DiFrancesco, President, 120 International Parkway, Suite 220 Heathrow, Florida 32746.


UNTIL FEBRUARY 6, 2003 (90 DAYS AFTER THE DATE OF THE PROSPECTUS), ALL PERSONS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THE OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF SUCH PERSONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

NO DEALER, SALESMAN, AGENT OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, OR THE UNDERWRITER, IF AN UNDERWRITER ASSISTS IN THE SALE OF THE SECURITIES.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information, financial statements and notes to the financial statements including the notes thereto appearing elsewhere in this Prospectus. You should read the entire prospectus carefully.

The Company

     Ybor City Shuttle Service, Inc. was formed on January 7, 1998, pursuant to the Articles of Incorporation filed with the Office of Secretary of State of the State of Florida on January 8, 1998. On December 31, 1998, Articles of Merger for the merger of Ybor City Shuttle Service, Inc., Raven Moon Entertainment, Inc. and International Resorts and Entertainment Group, Inc. were filed with the State of Florida merging those three corporations. The name of the surviving entity, Ybor City Shuttle Services, Inc., was changed to Raven Moon International, Inc. as a part of the merger. Subsequently, the Company amended it Articles of Incorporation to change its name to Raven Moon Entertainment, Inc.

     The Company's principal offices are located at 120 International Parkway, Suite 220, Heathrow, Florida 33433. Its telephone number at such address is
(407) 304-4764.

Summary of our Business

     The Company's business focus is primarily the development and production of children's television programs and videos, CD music production, e-commerce internet websites focused on the entertainment industry and music publishing and talent management. The market for this product and these services is worldwide, although the company will devote most of its efforts within the continental United States

     We plan to produce a total of 12 more half hour episodes so that we can distribute them as a series of 13 weeks of programming to television stations, and to distributors as a 13 episode Video Library.

Summary of the Offering
--------------------------------------------------------------------------------
 Number of shares of common                  486,856,366 shares
stock outstanding prior to this offering
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Common stock offered by selling
shareholders                                 246,386,188 shares

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Use of Proceeds                              We will not receive any proceeds
                                             from the sale of the shares of
                                             common stock registered in this
                                             prospectus.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Plan of Distribution                         The offering of our shares of
                                             common stock is being made by our
                                             shareholders who wish to sell their
                                             shares. Sales of our common stock
                                             may be made by the selling
                                             shareholders in the open market or
                                             in privately negotiated transaction
                                             and at discounted prices, fixed
                                             prices or negotiated prices.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Risk Factors                                 There are significant risks
                                             involved in investing in our
                                             company. For a discussion of risk
                                             factors you should consider before
                                             buying our common stock, see the
                                             section entitled "Risk Factors".

--------------------------------------------------------------------------------

                                  RISK FACTORS


     An investment in the Company presents certain material risks to investors. In analyzing this offering, prospective investors should read this entire Prospectus and carefully consider the following risks:

Reliance on Management

     Joey DiFrancesco and Bernadette DiFrancesco, husband and wife, serve as the Company's executive officers, and as two of the five board members of the Company. The loss of services of either individual could have an adverse effect on the future management of the Company.

No Control by Management

     The DiFrancesco's presently own or control [15%] of the Company's outstanding common stock. Therefore, the DiFrancesco's do not have the power to elect all of the members of the board of directors, amend the Articles of Incorporation, and approve a merger, consolidation with another company or sale of all or substantially all of its assets, without the need to obtain approval of any other shareholders. See "Principal Shareholders" and "Description of Securities."

Benefit to Management

     The Company has been accruing salaries to management that will be paid as the Company is able to.

Competition

     The Company competes with established companies and other entities (many of which possess substantially greater resources than the Company). Many, if not substantially all, of the companies with which we compete are substantially larger, have more substantial histories, backgrounds, experience and records of successful operations, greater financial, technical, marketing and other resources, more employees and more extensive facilities than we will have in the foreseeable future. It is also likely that other competitors will emerge in the future. There is no assurance that we will continue to compete successfully with other established companies. Inability to compete successfully might result in increased costs, reduced yields and additional risks to the investors herein. See "The Company - Competition."

Investors May Bear Risk of Loss

     Investors of this Offering may bear most of the risk of the Company's implementation of its business plan. Conversely, management stands to realize benefits from the payment of salaries, and receipt of stock options regardless of the profitability of the Company.


Potential Sales Pursuant to Rule 144

     248,941,680] shares of our common stock currently outstanding are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act of 1933, as amended. In general, under Rule 144 a person (or persons whose shares are aggregated) who has satisfied a one-year holding period may sell within any three month period, a number of shares which does not exceed the greater of 1% of the then outstanding shares of common stock, or the average weekly trading volume during the four calendar weeks prior to such sale, provided that the other requirements of Rule 144 are satisfied. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.

     We may, but are under no obligation to, file a registration statement under the Securities Act of 1933, as amended, relating to the resale of our outstanding shares.

     We are unable to predict the effect that sales of our securities under Rule 144 or pursuant to a registration statement filed under the Securities Act may have on the then prevailing market price of our common stock. You should expect, however, that the sale of any substantial number of shares of common stock will depress the market price of the common stock.

The Company Does Not Expect To Pay Any Dividends

     To date, the Company has paid no cash dividends or made any stockholder distributions. The payment of dividends on the Company's common stock is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements, financial condition, and other relevant factors. For the foreseeable future, however, it is not anticipated that the Company will pay any dividends. Currently, the Company plans to retain any earnings the Company receives for the continued development of the Company's business operations.

NASDAQ Listing

The Company's common stock is quoted on the NASDAQ Over-The-Counter Bulletin Board (OTCBB). The Company currently is not listed on the NASDAQ National Market system. The Company cannot assure investors that it will ever meet the criteria for listing the Company's common stock on such market system, which would provide a stronger trading market. Lack of listing on the NASDAQ National Market may make it more difficult for the Company to raise funds through the sale of its' common stock or securities convertible into the Company's common stock.


Possible Need for Additional Financing

     Our funds are nominal and our ability to access additional funds is extremely limited. The lack of capital may prevent us from taking advantage of available business opportunities. Even if we obtain sufficient funds to acquire an interest in, or complete a transaction with an operating company, we may not have enough capital to exploit the opportunity. Our ultimate success may depend upon our ability to raise additional capital. We have not investigated the availability, source, or terms that might govern the acquisition of additional capital and we will not do so until we determine that there is a need for additional financing. If we need additional capital we cannot assure you that funds will be available from any source or, if available, that they can be obtained on acceptable terms. If funds are not available, our opportunities for acquisitions and growth will be limited.

Conflicts of Interest and Certain Relationships

     The Company employs Bernadette DiFrancesco as Vice President, Secretary, and Director. Ms. DiFrancesco is the spouse of the President, Joey DiFrancesco.

     Each Director, holds warrants to purchase 2,500,000 shares of the Company's common stock at an offering price equal to 80% of the Company's common stock of an initial public offering, which was $0.044 per share. The warrants may be exercise at any time for 10 years from the date of issuance.

"Penny" Stock Regulation of Broker-Dealer Sales of Company Securities

     We intend to list our Common Stock on the NASDAQ upon meeting the requirements for a NASDAQ listing. Until we obtain a listing on NASDAQ, if ever, the Company's securities will be covered by a Rule 15g-9 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and institutional accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in penny stock, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in penny stock are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A penny stock means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1 (ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market. See "Market for Registrant's Common Equity and Related Stockholder Matters - Broker-Dealer Sales of Company's Securities."

Broker-Dealer Sales of Company Securities

     Until the Company successfully obtains a listing on the NASDAQ quotation system, if ever, the Company's securities may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A designated security means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1
(ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more; or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market. The Company's securities will likely trade below $5.00 and such securities will be subject to the penny stock rules discussed above.


                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements. When we use words like "intend," "anticipate," "believe," "estimate," "plan" or "expect," we are making forward-looking statements.

     We believe that the assumptions and expectations reflected in the above stated forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have discussed certain important factors that could cause our actual results to differ materially from our current expectations under "Risk Factors" and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

     You are cautioned not to place reliance on forward-looking statements, which reflect management's analysis only as of the date of this prospectus. We assume no obligation to update forward-looking statements.



                                 USE OF PROCEEDS

     The shares of common stock covered by this prospectus are to be sold by our shareholders and we will not receive any proceeds from their sales.


                       DETERMINATION OF OUR OFFERING PRICE

     The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock offered in this prospectus. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the common stock can be resold at or above the initial public offering price.


                                    DILUTION

     The Company may issue additional restricted shares of Common Stock pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of the Company's Common Shares and investors in this offering upon conversion.


                            SELLING SECURITY HOLDERS

         At October 8, 2002 there were 486,856,366 shares our common stock outstanding, which were held by approximately 861 shareholders of record.

         The following table sets forth information with respect to the Selling
Stockholders as of the date of this Prospectus. This information was furnished to us by each of the Selling Stockholders.

------------------------------------------------- ----------------- ----------------- ---------------
                                                  SHARES OWNED      SHARES TO BE      SHARES OWNED
                            NAME                  PRIOR TO          SOLD IN THE       AFTER THE
                                                  OFFERING          OFFERING          OFFERING
------------------------------------------------- ----------------- ----------------- ---------------
Gina Mouery                                       12,942,005 (1)    12,942,005 (1)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
WEE-OOO, LP                                       72,669,354 (2)    72,669,354 (2)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
Jen Wang Shen & Chi Change Shen JT TEN             1,618,441 (3)     1,618,441 (3)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
Lori M. Javor                                      2,200,000         2,200,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
DJJ Investments, Inc.                              8,080,000         8,080,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Beyond the Kingdom, Inc.                           8,258,333 (4)     8,258,333 (4)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
Geoffrey Marvin                                      126,974 (5)       126,974 (5)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
Michael & Claudine Ann Gibilisco JT TEN           15,000,000        15,000,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Michael Gibilisco                                    531,250           531,250           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Mike Gibilisco                                     1,000,000         1,000,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
TV Toys, Inc.                                     14,594,430        14,594,430           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Alicia Cote                                          290,189           290,189           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Adrienne de Souza                                  2,631,230         2,631,230           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Sterling Trust Co. C/F IRA of Marcia
Hamilton                                             666,666           666,666           -0-
------------------------------------------------- ----------------- ----------------- ---------------

                                                  10



------------------------------------------------- ----------------- ----------------- ---------------
                                                  SHARES OWNED      SHARES TO BE      SHARES OWNED
                            NAME                  PRIOR TO          SOLD IN THE       AFTER THE
                                                  OFFERING          OFFERING          OFFERING
------------------------------------------------- ----------------- ----------------- ---------------
Sterling Trust Co. C/F IRA of Timothy
Hamilton                                             666,666           666,666           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Tim Hamilton                                          16,000            16,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Carl Gaskett                                         553,000           553,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Sterling Trust Co. TTEE FBO Anna Mae
Hoover                                               454,545           454,545           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Anna Mae Hoover                                    1,542,751 (6)     1,542,751 (6)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
David K. Lapp                                      1,428,571 (7)     1,428,571 (7)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
Paul S. & Bette Eberly                                12,987 (8)        12,987 (8)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
David E. Weinstock                                   150,000           150,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Jodi Howshan                                          89,571 (9)        89,571 (9)       -0-
------------------------------------------------- ----------------- ----------------- ---------------
Hamid Reza Tabrizi                                    42,987            42,987           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Robert L. Lee                                         11,179            11,179           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Robert L. Lee & Dorothy Lee JT TEN                    76,974 (10)       76,974 (10)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Daniel R. Benson                                     159,187 (11)      159,187 (11)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Julius F. & Cherie L. Flamm                           10,792 (12)       10,792 (12)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Daniel Furman                                         89,371 (13)       89,371 (13)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Norman Weinstock                                   6,165,152 (14)    6,165,152 (14)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Sterling Trust Co. C/F IRA of James M.
Zimmerman                                            113,636 (15)      113,636 (15)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Carl & Maryann Rogan JT TEN                            7,194             7,194           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Danny Wong                                           537,428           537,428           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Spectrum Real Estate                                   7,194 (16)        7,194 (16)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Philip E. & Eileen M. McBride JT WROS                 61,948 (17)       61,948 (17)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
George Obst                                          265,714 (18)      265,714 (18)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
George & Patricia Obst                                 3,000 (19)        3,000 (19)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Thomas L. Hotopp & Alice C. Hotopp
TTEES U/A Dated 7/1/97 FBO Thomas L.
Hotopp                                             3,109,740 (20)    3,109,740 (20)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
James W. & Ladonna Peters JT TEN                       9,700 (21)        9,700 (21)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Artie Singer                                         500,000           500,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Roy Straigis                                         500,000           500,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Ayndrea W. Chrystie                                  515,844           515,844           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Stephen Chrystie                                   7,619,804 (22)    7,619,804 (22)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Stephen & Ayndrea W. Chrystie                          7,792 (23)        7,792 (23)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Mark & Michelle Weinstock JT TEN                     257,922           257,922           -0-
------------------------------------------------- ----------------- ----------------- ---------------
James A. & Marcia C. Hotopp                            3,597 (24)        3,597 (24)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Norma C. Penta                                       179,142 (25)      179,142 (25)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Tony Arcari                                        5,224,075 (26)    5,224,075 (26)      -0-
------------------------------------------------ ----------------- ----------------- ---------------
Anthony E. Arcari                                    447,558 (27)      447,558 (27)      -0-
------------------------------------------------- ----------------- ----------------- ---------------

                                                   11



------------------------------------------------- ----------------- ----------------- ---------------
                                                  SHARES OWNED      SHARES TO BE      SHARES OWNED
                            NAME                  PRIOR TO          SOLD IN THE       AFTER THE
                                                  OFFERING          OFFERING          OFFERING
------------------------------------------------- ----------------- ----------------- ---------------
Mitchell K. & Susan K. Pruitt JT TEN               5,566,000 (28)    5,566,000 (28)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Michael L. Sullivan                                  280,000 (29)      280,000 (29)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Marc J. Spagnuolo                                    119,871 (30)      119,871 (30)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Linda J. Parsons                                     321,214 (31)      321,214 (31)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Ronald D. Hayes                                    3,000,000         3,000,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Steven Canter                                        895,714 (32)      895,714 (32)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Andrew G. & Doris Whitehead JT TEN                   484,764 (33)      484,764 (33)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Robert & Mary Hotopp JT TEN                          250,000           250,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Conrad Jacobs                                        179,060 (34)      179,060 (34)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Kamilla M. Siekierski                                  7,792 (35)        7,792 (35)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Donald Shook                                         179,142 (36)      179,142 (36)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Timothy Metcalfe                                     257,922           257,922           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Odra M. Rosenbeck                                      1,155 (37)        1,155 (37)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Joe Campbell                                           1,155 (38)        1,155 (38)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Reuben Smoker                                         48,000            48,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
David Jr. & Judith Garrick JT TEN                     16,000            16,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Isaac Blank                                            8,000             8,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Lloyd Eshe                                             8,000             8,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Sarah King                                            16,000            16,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Big Apple Consulting USA, Inc.                    15,370,067        15,370,067           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Marc Jablon                                       19,102,638        19,102,638           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Matthew Maguire                                    4,000,000         4,000,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Anthony Thompson                                      37,700            37,700           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Curtis Williams                                       60,700            60,700           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Daniel Baldridge                                     150,000           150,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
David Zanni                                          235,700           235,700           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Destini Alvarez                                       60,700            60,700           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Jennifer Mase                                         50,000            50,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Joseph Robillard                                     225,000           225,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Management Solutions Int'l.,Inc.                      25,000            25,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Marisol Ayra                                          35,700            35,700           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Michael Dooley                                       200,000           200,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Nathaniel Rossique                                    70,700            70,700           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Peggy Kimball                                        350,000           350,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Robert Free Trusheim                                 200,000           200,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Sandra Weeks                                          25,000            25,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------

                                                   12



------------------------------------------------- ----------------- ----------------- ---------------
                                                  SHARES OWNED      SHARES TO BE      SHARES OWNED
                            NAME                  PRIOR TO          SOLD IN THE       AFTER THE
                                                  OFFERING          OFFERING          OFFERING
------------------------------------------------- ----------------- ----------------- ---------------
Randolph S. Shaw                                  10,271,701 (39)   10,271,701 (39)      -0-
------------------------------------------------- ----------------- ----------------- ---------------
Chris Shaw                                            50,000            50,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Eleanor Shaw                                           5,000             5,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Tim Shaw                                              15,000            15,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Tim Shaw C/F Melissa Shaw v6ma/oh                      1,000             1,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Jonathan Shaw                                          1,000             1,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Michael Shaw                                             900               900           -0-
------------------------------------------------ ----------------- ----------------- ---------------
Bonnie Price                                           1,000             1,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Michele Feeman                                         2,000             2,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Teri Thompson                                         50,000            50,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Artie Singer                                         500,000           500,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Roy Straigis                                         500,000           500,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
David Popper                                       3,400,000         3,400,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Richard Popper                                     1,000,000         1,000,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
Jackie Joyner Kersee                               2,500,000         2,500,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------
John P. Neff                                       4,800,000         4,800,000           -0-
------------------------------------------------- ----------------- ----------------- ---------------

------------------------------------------------- ----------------- ----------------- ---------------


TOTAL SHARES : 246,386,188
TOTAL OPTIONS :  23,000,000
TOTAL WARRANTS:19,647,647


(1) Includes shares of common stock underlying the warrants for 2,200,000 shares.

(2) Includes shares of common stock underlying the warrants for 11,846,872 shares.

(3)  Includes shares of common stock underlying the warrants for 60,000 shares.

(4)  Includes shares of common stock underlying the warrants for 191,666 shares.

(5)  Includes shares of common stock underlying the warrants for 1,000 shares.

(6)  Includes shares of common stock underlying the warrants for 202,484 shares.

(7)  Includes shares of common stock underlying the warrants for 129,870 shares.

(8)  Includes shares of common stock underlying the warrants for 12,987 shares.

(9)  Includes shares of common stock underlying the warrants for 1,000 shares.

(10) Includes shares of common stock underlying the warrants for 1,000 shares.


                                       13

(11) Includes shares of common stock underlying the warrants for 7,194 shares.

(12) Includes shares of common stock underlying the warrants for 10,792 shares.

(13) Includes shares of common stock underlying the warrants for 3,397 shares.

(14) Includes shares of common stock underlying the warrants for 46,974 shares.

(15) Includes shares of common stock underlying the warrants for 11,363 shares.

(16) Includes shares of common stock underlying the warrants for 5,194 shares.

(17) Includes shares of common stock underlying the warrants for 61,948 shares.

(18) Includes shares of common stock underlying the warrants for 7,792 shares.

(19) Includes shares of common stock underlying the warrants for 3,000 shares.

(20) Includes shares of common stock underlying the warrants for 3,109,740 shares.

(21) Includes shares of common stock underlying the warrants for 2,000 shares.

(22) Includes shares of common stock underlying the warrants for 5,013,792 shares.

(23) Includes shares of common stock underlying the warrants for 7,792 shares.

(24) Includes shares of common stock underlying the warrants for 3,597 shares.

(25) Includes shares of common stock underlying the warrants for 7,194 shares.

(26) Includes shares of common stock underlying the warrants for 59,675 shares.

(27) Includes shares of common stock underlying the warrants for 6,000 shares.

(28) Includes shares of common stock underlying the warrants for 550,000 shares.

(29) Includes shares of common stock underlying the warrants for 30,000 shares.

(30) Includes shares of common stock underlying the warrants for 18,897 shares.

(31) Includes shares of common stock underlying the warrants for 38,292 shares.

(32) Includes shares of common stock underlying the warrants for 35,974 shares.

(33) Includes shares of common stock underlying the warrants for 10,842 shares.

(34) Includes shares of common stock underlying the warrants for 7,194 shares.

(35) Includes shares of common stock underlying the warrants for 7,792 shares.

(36) Includes shares of common stock underlying the warrants for 7,194 shares.

(37) Includes shares of common stock underlying the warrants for 1,155 shares.

(38) Includes shares of common stock underlying the warrants for 1,155 shares.

(39) Includes shares of common stock underlying the warrants for 271,701 shares.


                              PLAN OF DISTRIBUTION

General

         Each Selling Stockholder is offering the common shares for its and his account as statutory underwriter, and not for the Company's account. The Company will not receive any proceeds from the sale of common shares by any Selling Stockholder. Each Selling Stockholder may be deemed a statutory underwriter within the meaning of the Securities Act of 1933 in connection with such sales of common shares and may be deemed to be acting as an underwriter in its or his resale of the common shares under this prospectus. Each Selling Stockholder has, prior to any sales, agreed not to effect any offers or sales of the common shares in any manner other than as specified in the prospectus and not to purchase or induce others to purchase common shares in violation of any applicable state and federal securities laws, rules and regulations. The Company will pay the costs of registering the shares under this prospectus, including legal fees.

     To enable each of the Selling Stockholders to resell the common shares owned by them and covered by this prospectus, the Company agreed to register those shares and to maintain that registration.

     Shares of common stock offered through this prospectus may be sold from time to time by the Selling Stockholders or by their respective pledgees, donees, transferees or other successors in interest. The Company will supplement this prospectus to disclose the names of any pledges, donees, transferees, or other successors in interest that intend to offer common stock through this prospectus.

     Sales may be made on the over-the-counter market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated private transactions, or in a combination of these methods. Each Selling Stockholder will act independently of us in making decisions with respect to the form, timing, manner and size of each sale. The Company has been informed by each Selling Stockholder that there are no existing arrangements between it and any other stockholder, broker, dealer, underwriter or agent relating to the distribution of this prospectus. Investor is an underwriter in connection with resale of its shares.

     The common shares may be sold in one or more of the following manners: a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; purchases by a broker or dealer for its account under this prospectus; or ordinary brokerage transactions and transactions in which the broker solicits purchases.

     In effecting sales, brokers or dealers engaged by Investors may arrange for other brokers or dealers to participate. Except as disclosed in a supplement to this prospectus, no broker-dealer will be paid more than a customary brokerage commission in connection with any sale of the common shares by Investor. Brokers or dealers may receive commissions, discounts or other concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale. The compensation to a particular broker-dealer may be in excess of customary commissions. Profits on any resale of the common shares as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Any broker-dealer participating in such transactions as agent may receive commissions from Investor, and, if they act as agent for the purchaser of such common shares, from such purchaser.

     Broker-dealers who acquire common shares as principal may thereafter resell such common shares from time to time in transactions, which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resale may pay to or receive from the purchasers of such common shares commissions computed as described above. Brokers or dealers who acquire common shares as principal and any other participating brokers or dealers may be deemed to be underwriters in connection with resale of the common shares.

     In addition, any common shares covered by this prospectus that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Company will not receive any of the proceeds from the sale of these common shares, although the Company has paid the expenses of preparing this prospectus and the related registration statement of which it is a part.

     Each Selling Stockholder is subject to the applicable provisions of the Exchange Act, including without limitation, Rule 10b-5 there under. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the common shares may not simultaneously purchase such securities for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in a distribution.

     Each Selling Stockholder will pay all commissions and its own expenses, if any, associated with the sale of the common shares, other than the expenses associated with preparing this prospectus and the registration statement of which it is a part.


                                 DIVIDEND POLICY

     We have not paid any dividends on our common stock, and it is not anticipated that any dividends will be paid in the foreseeable future. Our board of directors intends to follow a policy of using retained earnings, if any, to finance our growth. The declaration and payment of dividends in the future will be determined by our board of directors in light of conditions then existing, including our earnings, if any, financial condition, capital requirements and other factors.

Broker-Dealer Sales of Company Securities

     Until the Company successfully obtains a listing on the NASDAQ quotation system, if ever, the Company's securities may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A designated security means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1
(ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more; or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and also may affect the ability of purchasers in this Offering to sell their shares in the secondary market. The Company's securities will likely trade below $5.00 and such securities will be subject to the penny stock rules discussed above.


                                LEGAL PROCEEDINGS

     There are no pending legal proceedings to which the Company is a party or to which any of our property interests are subject.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS


     Set forth below are the names and certain information regarding the individuals elected as directors of the Company.



Name                          Age        Positions Held

Joseph DiFrancesco            59         President and Director

Bernadette DiFrancesco        57         Vice President, Secretary and Director

Stephen Chrystie              66         Director

Norman P. Weinstock           64         Director

Anthony Arcari                59         Director

     The directors of the Company are elected annually by the shareholders for a term of one year, or until their successors are elected and qualified. The Officers are appointed by the Board of Directors at the annual meeting of directors immediately following each annual meeting of shareholders of the Company and serve at the pleasure of the Board of Directors.

Background of Directors and Executive Officers

Joey DiFrancesco - President and Director. Mr. DiFrancesco has served as a director and the President of the Company since November 1999. Mr. DiFrancesco has been a producer and director of children's television programs for more than 20 years. Prior to that, he was employed in the music publishing and record production business in New York City with Laurie Records, RCA, Columbia/Sony and MCA. From 1994 to November 1997, Mr. DiFrancesco served as the president and a director of St. Anthony's Entertainment, Inc., an entertainment company he founded. From January 1997 to January 1999, Mr. DiFrancesco served as president and a director of International Resorts and Entertainment, Inc., a Florida corporation in the vacation club business. This company was merged into Raven Moon Entertainment, Inc. in December 1998. Mr. DiFrancesco has been self-employed in the fields of television, audio and video programming for more than the past ten years. From November 1999 to date, Mr. DiFrancesco has served as President of Raven Moon, Inc., a Florida corporation in the entertainment industry. Mr. DiFrancesco also serves as director of this company. From 1994 to date, Mr. DiFrancesco has served as President and a director of J & B DiFrancesco, Inc., a Florida Corporation in the entertainment business.

Bernadette DiFrancesco - Vice President and Director. Mrs. DiFrancesco has served as Vice President and a director of the Company since November of 1999. Mrs. DiFrancesco has been self-employed with her husband, Joey DiFrancesco for more than 20 years during which time she and Mr. DiFrancesco have produced television programs, developed the "Praise-R-cise" alternative to aerobic dancing, and produced 26 half hour episodes of "Curly's Kids" with former Harlem Globetrotter star Curly Neil, among other ventures. She has been actively involved in development of all of our present intellectual properties above. From January 1994 to January 1997, Mrs. DiFrancesco served as vice president of St. Anthony's Entertainment, Inc., a Florida corporation in the entertainment business. From January 1997 to January 1999, Mrs. DiFrancesco served as vice president of International Resorts and Entertainment, Inc., a vacation club company that merged into Raven Moon in December 1998. From 1994 to date, Mrs. DiFrancesco has served as Vice President and a director of J & B DiFrancesco, Inc., a Florida corporation in the entertainment business.

Stephen Chrystie - Director. Mr. Chrystie has served as a Director of the Company since November 1999. Mr. Chrystie was a practicing attorney in the state of California from 1963 until his retirement in 1998. He specialized in banking, bankruptcy, commercial and entertainment law. Mr. Chrystie now serves as the Director of a non-profit corporation serving at-risk youth, with offices in Los

Angeles, California. On September 10, 1999, Mr. Chrystie, both individually and as Stephen Chrystie and Associates, filed for chapter 7 bankruptcy under case number LA99-42167TD. Both cases were discharged on January 10, 2000.

Thomas L.Hotopp - Director. Mr. Hotopp, has a very broad business background and holds a degree in Business Administration. He is a Registered Representative in a stock brokerage member firm and licensed Real Estate Broker. He is the owner of several companies including Tom Allison Co., T & A Company, a partner in an oil, gas drilling and exploration company and in investor in Citizens National Bank of SW Ohio. He is involved in many Community Service projects including the local Jaycees, Boy Scouts, was past president of the Rotary Club, and was a member of the Small Business Council for US Congressman Thomas Kindness.

Norman P. Weinstock - Director. Mr. Weinstock has a Bachelors of Science Degree in Business Administration. Having spent over 20 years in the dental industry, Mr. Weinstock is the President of the Zahn Dental Company. He formed a partnership with the Henry Schein Company to purchase the Zahn Dental Company, which is now the world's largest dental laboratory supply company. He is also Vice President of Henry Schein, Inc. and President of the Dental Manufacturers of America.

Anthony Arcari - Director. Mr. Arcari is a graduate of the Boston School of Mechanical Dentistry, Boston MA. He has spent many years in the Dental Lab business and presently owns Affordable Family Dental Clinic in Boston.


                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT.

     The following table sets forth, as of April 15, 2002, the beneficial ownership of the Company's Common Stock (i) by the only persons who are known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) by each director of the Company; and (iii) by all directors and officers as a group. Percentage ownership is based on 317,331,806 shares of Common Stock issued and outstanding as of April 15, 2002 a ten-for-one forward split of the Company's Common Stock effective January 1, 2001.

Name and Adress of                    Number of Shares  Percent of Class
Beneficial Owner
------------------------------------- ----------------- -----------------

Joseph & Bernadette DiFrancesco (1)
2221 Springs Landing Blvd.                                   8.62 %
Longwood, FL 32779                    42,000,000
------------------------------------- ----------------- -----------------
WEE-OOO, LP
2221 Springs Landing Blvd.            72,669,354            14.93 %
Longwood, FL 32779
------------------------------------- ----------------- -----------------
Stephen Chrystie (2)
270 N. Cannon Drive                      576,680              *
Beverly Hills, CA 90210
------------------------------------- ----------------- -----------------
Thomas Hotopp
2531 Symphony Lane                     1,237,280              *
Dayton, OH 45449
------------------------------------- ----------------- -----------------
Anthony E. Arcari
1 Strawberry Lane                      1,731,408              *
N. Reading, MA 01864
------------------------------------- ----------------- -----------------
Norman Weinstock
43 Crest Road                          1,570,360              *
Framingham, MA 01702
------------------------------------- ----------------- -----------------
Donald L. Hacker
11673 Ramsdell Court                   3,800,000              *
San Diego, CA 92131
------------------------------------- ----------------- -----------------
All executive officers and directors  50,915,728            10.46 %
As a group (1), (2)
------------------------------------- ----------------- -----------------

*    Less than 1%

1. Includes 12,650,520 shares owned by Mr. and Mrs. DiFrancesco as joint tenants, and 30,000,000 shares held by the Bernadette DiFrancesco Trust of which Joseph and Bernadette DiFrancesco are co-trustees.

2. The numbers set forth above include warrants to purchase up to 2,500,000 shares of the Company's Common Stock issued to each of Mr. DiFrancesco, Mrs. DiFrancesco and Mr. Chrystie. The warrants were issued April 5, 2000 and expire April 5, 2003 and are exercisable at any time prior to expiration at an exercise price of $.044 per share.

The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of the date hereof through the exercise of any stock option or other right. Unless otherwise indicated, each person has the sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the table.


                            DESCRIPTION OF SECURITIES

     The authorized stock of the Company consists of 800,000,000 authorized shares of Common Stock, par value $.0001 per share, approximately 486,856,366 shares of which were outstanding as of October 8, 2002, and 800,000,000 authorized shares of Preferred Stock, par value $.0001 par value, approximately shares of which were outstanding as of October 8, 2002.

     Each share of Common Stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by the owners thereof at a meeting of the shareholders, including the election of directors. The holders of Common Stock (i) have equal, ratable rights to dividends from funds legally available therefore, when, as and if declared by the Board of Directors of the Company;
(ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive or redemption provisions applicable thereto; and (iv) are entitled to one noncumulative vote per share on all matters on which shareholders may vote at all meetings of shareholders.

     All shares of Common Stock issued and outstanding are, and those offered hereby, when issued, will be fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

Transfer Agent, Registrar and Warrant Agent

     The Company has appointed Florida Atlantic Stock Transfer, Inc. 7130 Nob Hill Road, Tamarac, Florida 33321, as transfer agent and registrar for the Common Stock and Preferred Stock.

Sales Eligible for Future Sale

Approximately 248,941,680 of the 486,856,366 shares of the Company's common stock currently issued and outstanding have not been registered under the Securities Act and will be eligible for future sale under Rule 144 promulgated under the Securities Act. Future sales of common stock under Rule 1414 may have a depressive effect on the market price of the Company's common stock if a public market develops for such stock and could impair the Company's ability to raise capital through the sale of the Company's equity securities.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned restricted shares for at least two years is entitled to sell, within any three-month period commencing 90 days after the effective date, a number of shares that does not exceed the greater of (i) 1% of the then outstanding shares of common stock or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding such sale, subject to the filing of a Form 144 with respect to such sale and other limitations and restrictions. In addition, a person who is not deemed to have been an affiliate of the company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the requirements described above.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     The Company's consolidated financial statements for the fiscal year ended December 31, 2001 and period ending June 30, 2002 appearing in the Registration Statement have been audited by Richard L Brown and Company, P.A., independent certified public accountants, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. However, Richard L. Brown and Company, P.A., will not receive contingent compensation or an interest in the company.

     J. Bennett Grocock, counsel to the Registrant for the purpose of this Registration Statement, owns 14,422,625 common shares and stock options for 4,000,000 underlying common shares of the Registrant.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     The Company believes that the director and officer provisions of the Company's articles of incorporation and bylaws and the separate indemnification agreements outlined below are necessary to attract and retain qualified persons as directors and officers. The Company's articles of incorporation limit the liability of directors to the maximum extent permitted by law. The Company's bylaws provide that the Company shall indemnify the Company's officers and directors to the fullest extent provided by law. The Company has entered into such agreements with each of the Company's directors and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares offered in this prospectus. This prospectus filed as part of the registration statement does not contain all of the information contained in the registration statement and exhibits. You may find more information by referencing this filing. Statements made in this prospectus are summaries of the terms set forth in greater detail in the Form SB-2 and are not necessarily complete. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or exhibit listed in the Registration Statement, each reference to a filed document or exhibit is qualified by reference to the complete filed document. Reference is made to each exhibit in that filing for a more complete description of the matters involved. The Registration Statement on Form SB-2 shall be considered the authoritative document on all such matters.

     The registration statement and the exhibits and schedules filed with the Securities and Exchange Commission may be inspected at the Securities and Exchange Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The commission also maintains a website at http://www.sec.gov that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the Commission. For further information pertaining to the common shares and us offered by this prospectus, reference is made to the registration statement. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or from the SEC Web site.

     Prior to this offering we were not a reporting company under the Securities Act of 1934 and, therefore, we have not been required to file periodic reports with the Securities and Exchange Commission. Upon completion of this offering we intend to file reports with the Securities and Exchange Commission under the Securities act of 1933 including, but not limited to, 10-KSB's and 10-QSB's. We intend to furnish our stockholders with annual reports containing financial statements audited by our independent accountants.

                                  LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by The Business Law Group, 455 South Orange Avenue, Suite 500, Orlando, Florida 32837.


                             DESCRIPTION OF BUSINESS

     Ybor City Shuttle Service, Inc. was formed on January 7, 1998, pursuant to the Articles of Incorporation filed with the Office of Secretary of State of the State of Florida on January 8, 1998. On December 31, 1998, Articles of Merger for the merger of Ybor City Shuttle Service, Inc., Raven Moon Entertainment, Inc. and International Resorts and Entertainment Group, Inc. were filed with the State of Florida merging those three corporations. The name of the surviving entity, Ybor City Shuttle Services, Inc., was changed to Raven Moon International, Inc. as a part of the merger.

     The Company's business focus is primarily the development and production of children's television programs and videos, CD music production, e-commerce internet websites focused on the entertainment industry and music publishing and talent management. The market for this product and these services is worldwide, although the company will devote most of its efforts within the continental United States. The original business of Ybor City Shuttle Service, Inc. was intended to be the operation of a shuttle bus service initially operating in Tampa, Florida, and intended to be expanded throughout the Tampa Bay area and ultimately to other cities. Management of the company has subsequently determined not to pursue that line of business. During 1998 the company was involved in the vacation resort business formerly operated by International Resorts and Entertainment Group, Inc. On June 1, 1998, that business was sold to North American Resorts, Inc. because this company determined it to be unprofitable.

     The main competition in this industry comes from the major studios, such as Disney and Universal Studios that produce a large percentage of children's programming. The next level of competition is from other independents like this company. To be competitive the company has to produce high quality creative productions and must develop the reputation and contacts to meet with the principal players in this industry.

     The company will be able to obtain the talent necessary to develop and produce this programming from sub-contractors available in the metropolitan Orlando, Florida area, many of whom presently develop and produce materials and productions for Disney and Universal Studios.

     The company is not dependant on a few major customers because every television station in the country is involved in filling its production day and is constantly seeking quality program material to enable it to meet that demand.

     The company has obtained the licensing and royalty agreements to market its products from Joey and Bernadette DiFrancesco and J&B DiFrancesco, Inc., who developed the company's principle intellectual properties.

     There is no need for any governmental approval of products or services of this type. The Federal Communications Commission Rules of Broadcast mandate that broadcasters must broadcast educational programs for children or lose their broadcast license. The programs that Raven Moon Entertainment, Inc. produces will be educationally sound, original with fresh characters, have new music along with interesting and appealing promotional tie-in concepts for children and their parents and will thus comply fully with those Rules of Broadcast. Accordingly, the company believes that governmental regulation on the business will have a positive effect on this company's business activities.

     Joey and Bernadette DiFrancesco, the company's principle creative officers and directors have spent a substantial time developing these properties and products during the last two fiscal years. They will be in charge of the production of the product on an ongoing basis. There is no impact on this company's business from environmental laws. The company presently has no full-time employees other than its officers and does not plan to hire any full-time employees in the immediate future.

     Any interested party is in the process of completing its annual report and will voluntarily send that report to its Shareholders. The report will include audited financial statements. This company is a reporting company and is in the process of preparing and filing the 10K Reports and information with the SEC required pursuant to its regulations.

Forward Looking Statements

     This Registration Statement contains forward-looking statements that are based on assumptions believed by us to be reasonable in light of information available to us. When used in this Registration Statement, the words "believe," "endeavor," "expect," "anticipate," "estimate," "intends," and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks, uncertainties and assumptions that described under the caption "Risk Factors," above. Should one or more of those risks or uncertainties materialize, or should our underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. We urge anyone considering an investment in our shares not to place undue reliance on any such forward-looking statements.


                                Plan of Operation

     The Company amended it Articles of Incorporation to change it name to Raven Moon Entertainment, Inc. and elected Joey DiFrancesco, Chairman, Bernadette DiFrancesco, Stephen Chrystie, Thomas Hotopp, Norman P. Weinstock, Anthony Arcari, Donald L. Hacker and Royce Rumsey as directors of the company to serve for a one year term beginning September 1, 2001. In January 2002, Hacker-Rumsey renegotiated their consulting agreement and decided it would be in the best interest of the Company to resign from the Board of Directors.

     Our research has indicated that television advertising revenues have declined and are anticipated to decline further, and that television and cable networks are cutting back on new program productions. However, the Christian media market is believed to be growing and remains strong. Therefore, the Company has determined to revise its plan to produce up to 65 half-hour episodes of "Gina D's Kids Club" at a potential up-front cost of approximately $6,500,000 and to develop, produce and market 12 additional "family values"- home video products. These products can be marketed directly to consumer through infomercials on television stations, bookstores, retail stores, print advertising, the Internet and other direct sales and marketing companies.

     To facilitate direct marketing to consumers, the Company established a wholly owned subsidiary, Raven Moon Home Video Products, LLC ("Video LLC"). The Video LLC filed its Articles of Organization with the Florida Department of State on September 26, 2001. The Company granted the Video LLC a limited, ten-year license to produce and market a series of videos and music CD's of the "Gina D's Kids Club" program. Video LLC will bear all costs associated with the production, distribution and sale of video products and will pay to the Company all net profits after costs. The Video LLC has two classes of members. The Company is the sole Class A member and serves as the managing partner. Only Class A member interest have voting rights in the LLC. Investors in the LLC will acquire Class B member interests, which are non-voting. The Class B members will be entitled to receive all distributions from the gross profits of Video LLC until such holders have received an amount equal to their initial investment. Thereafter, the Class B holders will receive 15% of all gross profits derived from the sale of any products produced by Video LLC.

     The first product that has been completed for distribution is a family values-themed home video called "Gina D's Kids Club" targeted to 2-5 year old children. This product contains positive sing-along songs, funny, live-action educational characters and animated a safety message called "Mr. Bicycle Man". We plan to produce a home video library of up to 12 half-hour episodes of "Gina D's Kid's Club," a video and television show targeted to 2-5 year old children at a cost of $1,800,000, thus developing two product at a cost of one. The program features a host named "Gina D" and other Kid Club friends that are all part of the rights Option package. They include characters such as "Hammy," "Fishy," "Kitty," "Simon," "TV Ted," and "Miss Muffin." Although we also own the rights to an exclusive Option to "Baby and the Transistor Sisters", they do not appear in the initial pilot.

     A second project we acquired is an adventure series originally called "The KnightLights" which we intend to develop in the future under the working name "The Luma-Knights". The series is a collection of twenty books written by author D.W. Moore that helps children between the age of 6 and 11 years old not to be afraid of the dark. On July 11, 2001, we entered into an agreement with The KnightLights Foundation, Inc., a Florida corporation to acquire the assets and rights to "KnightLights" valued at $200,000. The Company issued 5,000,000 shares of common stock valued at $.02 per share (for an aggregate value of $100,000) and issued warrants to purchase an additional 100,000 shares at an exercise price of $.02 per share (aggregate exercise price of $2,000). We also issued an additional 2,000,000 shares valued at $.05 per share (for an aggregate value of $100,000), and issued warrants to purchase an additional 100,000 shares at an exercise price of $.05 per share (aggregate exercise price of $5,000). All of the warrants have been exercised. Finally, the Foundation has been granted a 2% gross royalty on income received from the project, along with a 10% royalty as income for original artwork.

     We entered into a ten year license agreement with the Video LLC covering the limited rights to produce, market and distribute a video series. The Company plans to develop a home video for this project with the funds from Video LLC, in addition to other "Gina D's Kids Club" videos and music CD's. Management has begun to commence initial operations with funding of approximately $4,300,000 from a private offering by the Video LLC.

     In addition, we plan to produce two versions of a new home video exercise product for Christian women called "Praise-n-Shine". One version will be a multi-cultural Gospel version and the second will be a Latino version. The Company intends to enter into a ten-year license agreement with Beyond the Kingdom, Inc., to acquire the rights to this product.

     On September 17, 2001, we entered into a public relations agreement with Big Apple Consulting. The term of the agreement was six months and we renewed the agreement for an additional one year period. The Company currently has two employees, and has no plans to add additional employees in the near future.

     In 2001, we raised approximately [$104,000] in a LLC private offering. We also require funds for working capital of $1,000,000 and funds $1,000,000 for administration and marketing costs. We do not intend to sell stock to raise the money unless it is absolutely necessary. We plan to use the capital from the LLC offering to build a library of up to 13 half-hour television episodes and home video products. In addition, the funds will be used to create Internet websites to market tied-in branded products and to create music CD's, for distribution in the United States and abroad.

     With these resources in place and with the expected market penetration and acceptance of the company's TV characters, we will be in a position to attempt to exploit this fast growing and very profitable segment of the market (i.e., entertainment items for 2 year olds to 5 year olds).

     In addition to the secular version, we will have a separate version of the "Gina D's Kid's Club" show containing "a message from god," specifically targeted to the Christian audience as many of the values expressed in the program overlap with traditional Christian values. We estimate this market to be significant, based on sales of home videos and related products of other Christian video series, such as the "Veggie Tales" series, which sold approximately 20,000,000 retail copies at approximately $15 each.

     The full cost of the development, pre-production, production and editing of one (1) half-hour television pilot episode, an 11 minute test video, a revised half-hour television pilot episode and a 4 minute marketing tape, did not to exceed $500,000. Because of a lack money and in order to prevent the Company from filing bankruptcy in 2000 and defaulting on its contractual obligation to it's television distributor DLT Entertainment, management offered a special reward investment program to current stockholders which enabled us to raise approximately $604,000 in 2000 and 2001 and avoid filing for bankruptcy. The funds raised were used to produce the television pilot and meet the Company's contractual obligation to its television distributor. As a result, the company terminated its working relationship with International Investment Banking, Inc. Because the television pilot was completed our distributor can now begin to present the program to potential television broadcasters, home video distributors, and foreign broadcasters. The cost quote includes the full cost of designing and building a virtual reality 3D set, costumes and other materials that were used in the pilot and will be used in the other 64 episodes. Additional episodes will average approximately $135,000 per episode.

     Budgeted as expenses to be funded from the LLC offering are anticipated legal expenses, SEC filing fees, auditing costs, debt repayment, marketing, printing, syndication, production, talent, operating, administration, travel and entertainment expenses, and general operating expenses.

     We expect to meet our additional personnel needs through the hiring of independent contractors. The source of independent contractors is readily available in Central Florida from many different sources including the talent pool of professionals who have worked with companies such as Disney/MGM, Universal Studios and Nickelodeon. Recently the Company signed a 36 month financing agreement with MG Studios to produce 12 new episodes of Gina D's Kids Club".

                             DESCRIPTION OF PROPERTY

     We presently lease a small, one-room office located at 120 International Parkway, Suite 220, Heathrow, Florida, for a monthly rental of $450. The lease is on a month-to-month basis. We believe these facilities will be adequate for our purposes because our primary business will be conducted in rented professional recording studios and facilities of subcontractors used in the television, motion picture, and recording business.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Raven Moon, Inc. owed the company $266,232 as of December 31, 2000, which was repaid during 2001. Currently Raven Moon, Inc. does not owe Raven Moon, Inc. any debt and subsequently there are no royalties or debts owed to Raven Moon, Inc. by Raven Moon International, Inc. In addition, Raven Moon, Inc. does not own any common or preferred shares whatsoever in Raven Moon Entertainment, Inc.

     The merger of Ybor City Shuttle Service, Inc., Raven Moon International, Inc. and International Resorts and Entertainment Group, Inc. on December 31, 1998, resulted in Joey DiFrancesco and Bernadette DiFrancesco becoming shareholders in the Company, and each is now an officer and a director of the Company.

     We previously issued 50,000 shares of our common stock to Stephen Chrystie in consideration for his agreement to act as a Director. In 1998, we issued 2,668 shares to Mr. Chrystie as compensation for legal services. As adjusted for the 10-1 forward split on January 1, 2001, these shares now total 526,680.

     On April 11, 2001, we entered into an agreement with Joseph and Bernadette DiFrancesco whereby we acquired a one-year option to the rights to the "Gina D Kid's Club" program, certain cartoon characters featured in the program, and the music publishing rights to songs written by them and used in the program, in exchange for a $100,000 fee and 30,000,000 shares of our common stock. We agreed to register the shares in our planned public offering. The original agreement provides for the grant of the rights for one year, which was later extended by an additional year. During this period, we must provide the funding necessary to produce a minimum of 10 half-hour episodes of the program and two home video products. In addition to getting the television program on the air, we must place the home video product on the market through retail stores, the Home Shopping Network or Christian television outlets, bookstores and schools. If we comply with the foregoing requirements, we will have all rights, including licensing and merchandising to the program and videos for the one-year term and an additional 20-year period. All rights will revert back to Mr. and Mrs. DiFrancesco after the 20-year period.

     In April 2000, we issued to each director warrants to purchase up to 250,000 shares of the Company's Common Stock at an offering price equal to 80% of the average closing prices for the Company's Common Stock for the five trading days immediately following the date that the Company's Common Stock commences trading in the over-the-counter market. The number of shares has been increased to 2,500,000 as a result of the 10-for-1 forward split. The warrants expire April 17, 2003 and are exercisable at the election of the holder thereof at any time during such period. On September 1, 2001, each Director received an additional 2,500,000 warrants at an exercise price of $.003.

     We also owe Mr. and Mrs. DiFrancesco approximately $ 900,000 in unpaid salaries as of June 2002.

     Mr. DiFrancesco and his wife own all the copyrights and trademarks to "Gina D's Kids Club" which are optioned to the Company through April 1, 2021, provided 12 episodes are produced by April 1, 2003.

     Effective January 1, 2001, we entered into a Talent Agreement with Gina Mouery, the hostess for the "Gina D's Kids Club show. Ms. Mouery is the daughter of Joseph and Bernadette DiFrancesco. Under the terms of the agreement, Ms. Mouery granted us an exclusive, worldwide license to use her name, the registered name "Gina D", her likeness and performance for the "Gina D's Kids Club" program. The term of the license is ten years. We are obligated to pay Ms. Mouery a monthly advance of $2,000 against five percent of any and all gross revenues from the show, licensing and merchandise we receive from any source and any media throughout the world during the term of the license and for ten years following the term of the license. We agreed to either reimburse her or pay her the cost of a leased car during the term of the agreement. We also granted Ms. Mouery options to purchase up to 10,000,000 shares of our common stock at an exercise price of $.02 per share. Of these options 7,000,000 were vested and exercised in January 2001. Additional, 2,000,000 were excercised in March 2002 , and 250,000 will vest and be exercisable on January 1 for each of the calendar years 2003 through and including 2006. We agreed to register the shares issuable upon exercise of the option, either through a registration on Form S-8 or through some other form of registration permitted under applicable securities laws. In January 2002,this agreement was amended and additional 3,000,000 options were issued to Ms. Mouery. On May 23, 2001, Ms. Mouery purchased a 12% convertible subordinate debenture for $200,000. Ms. Mouery received 20,000,000 common stock warrants, which she converted on July 23, 2001.


             MARKET FOR COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

     Our common stock began trading on the NASDAQ over-the-counter bulletin board under the symbol "RMOO" on December 1, 2000.

     The following table sets forth the range of high and low bid prices for the common stock for the period beginning January 1, 2001 and ending December 31, 2001, as reported by NASDAQ. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not necessarily represent actual transactions. The prices do reflect the 10-for-1 forward split effective January 1, 2001.

     Common Stock                 High ($)                             Low ($)

     1st Quarter 2001             $ .38 (3.80 pre-forward split)       $ .05
     2nd Quarter 2001             $ .05                                $ .015
     3rd Quarter 2001             $ .015                               $ .003
     4th Quarter 2001             $ .155                               $ .003

     1st Quarter 2002             $ .08                                $ .025
     2nd Quarter 2002             $ .575                               $ .025
     3rd Quarter 2002             $ .03                                $ .0065

     As of October 8, September, 2002, approximately shares of our common stock were outstanding and, as far as we can determine, were held by approximately 861 shareholders.

     We have not paid any cash dividends since our inception and do not anticipate paying cash dividends in the foreseeable future.

     Our common stock is traded in the over-the-counter market, and the shares are subject to the provisions of Section 15(g) and Rule 15g-9 of the Securities Exchange Act of 1934, commonly referred to as the "penny stock" rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g9(d)(1) incorporates the definition of penny stock as that term is used in Rule 3a51-1 of the Exchange Act.

     The Commission generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, as well as the shares of companies that are considered blind pools or blank check companies, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; authorized for quotation on one of the trading systems (not including the OTC Bulletin Board) of The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the Commission. If the Company's shares are deemed to be a penny stock, trading in the shares will be subject to additional sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse. In addition, several states restrict or prohibit trading in penny stocks and shares of blank check and blind pool companies.

     For transactions covered by the penny stock rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to customers purchasing penny stocks disclosing recent price information for the penny stocks held in their account and information on the limited market in penny stocks. These rules may make it less likely that a broker-dealer will act as a market maker for our shares or agree to engage in transactions for the purchase and sale of our shares.

     We have not paid any cash dividends since our inception and we do not contemplate paying dividends in the foreseeable future, even after effecting a shell reorganization with an operating company. We anticipate that earnings, if any, will be retained for the operation of our business.


                             EXECUTIVE COMPENSATION

            The following table discloses compensation received for the three fiscal year ended December 31, 2001 by the Named Executive Officers. Except for $5,000, the Company did not pay the bulk of their salaries to either of these individuals during the fiscal year ended December 31, 2001. The Company did provide medical insurance and leased vehicles as discussed below.


------------------------------- -------- ----------------- --------------------
                                         Accrued and        Other Compensation
Name and Principal Position     Year     Unpaid Salary             Paid
------------------------------- -------- ----------------- --------------------

Joseph DiFrancesco(1)
   President                    1999      $ 43,200
------------------------------- -------- ----------------- --------------------
                                2000       331,200(2)
------------------------------- -------- ----------------- --------------------
                                2001       685,480(2)
------------------------------- -------- ----------------- --------------------

------------------------------- -------- ----------------- --------------------
Bernadette DiFrancesco(2)
   Vice President               1999
------------------------------- -------- ----------------- --------------------
                                2000
------------------------------- -------- ----------------- --------------------
                                2001       685,480
------------------------------- -------- ----------------- --------------------

(1) On June 1, 1997, one of our predecessors, International Resorts and Entertainment Group, Inc., entered into an employment agreement with Joey DiFrancesco, our President. This agreement was amended on November 3, 1998 and again on November 19, 1999. The agreement, as amended, provides that Mr. DiFrancesco is employed as President and Chief Executive Officer for a seven-year term of employment commencing November 16, 1999. The initial yearly salary was $180,000, with 20% increases per year, plus an annual bonus of 3.5% to 10% of that year's annual salary, subject to certain conditions and approval by the Board of Directors. Mr. DiFrancesco has the right and option to renew the agreement for an additional 7-year term. If Mr. DiFrancesco is removed as President or Chief Executive Officer, or his duties diminished without his consent, or if we do not renew the agreement and he does not consent to such nonrenewal, then Mr. DiFrancesco is entitled to receive an amount equal to the full 7 year's salary, if the termination or nonrenewal is without justification, or an amount equal to 50% of the full 7 years' salary payable in four annual installments. As amended on November 19, 1999, the agreement also provides for Mr. DiFrancesco and his wife to receive a "Founders" royalty of 10% of any and all gross entertainment revenues received by the company in conjunction with any entertainment projects developed and/or produced by the company during the term of his employment. Such royalty is to be paid to them annually between each November 16th and December 31st in perpetuity. As of December 31, 2001, we owed Mr. DiFrancesco $685,480 in accrued and unpaid combined salaries.

(2) We also entered into an employment agreement with Bernadette DiFrancesco on June 1, 1997, as amended on November 3, 1998, and amended again on November 16, 1999. Mrs. DiFrancesco's agreement is identical in terms to that of Mr. DiFrancesco, except that she is employed as Vice President and Secretary, and her initial annual salary was $60,000. Her salary also is subject to a 20% annual increase. Mrs. DiFrancesco also may be paid an annual bonus of 3.5% to

10% of her annual salary, based on performance over projections and subject to approval by the board of directors. If Mrs. DiFrancesco is removed as Vice President or Secretary, or her duties diminished without her consent, or if we do not renew the agreement and she does not consent to such nonrenewal, then Mrs. DiFrancesco is entitled to receive an amount equal to the full 7 year's salary, if the termination or nonrenewal is without justification, or an amount equal to 50% of the full 7 years' salary payable in four annual installments. As amended on November 19, 1999, the agreement provides for Mrs. DiFrancesco to receive with her husband the "Founders" royalty referenced above. As of December 31, 2001, the Company owed Mrs. DiFrancesco $685,480 in accrued and unpaid salaries.

The Company lease two automobiles for use by Joey and Bernadette DiFrancesco. Each lease was recently renewed for a three-year term. One lease is for $300 per month, and the other is for $833 per month.

                          INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants for June 30, 2002 and 2001                F-1

Consolidated balance sheets as of June 30, 2002 (audited) and
June 30, 2001 (unaudited)                                                   F-2

Consolidated Statement of Operations for the six months ended
June 30, 2002 (audited) and June 30, 2001 (unaudited)                       F-3

Consolidated Statement of Stockholders' Equity for the six
months ended June 30, 2002 (audited) and June 30, 2001 (unaudited)          F-4

Consolidated Statements of Cash Flows for the six months
ended June 30, 2002 (audited) and June 30, 2001 (unaudited)                 F-5

Consolidated notes to the Financial Statements for
June 30, 2002 (audited) and June 30, 2001 (unaudited)                       F-6

Report of Independent Accountants for December 31, 2002 and 2001            F-18

Consolidated balance sheets as of December 31, 200 and 2000 (audited)       F-19

Consolidated Statement of Operations for the year ended
December 31, 2001 and 2000 (audited)                                        F-20

Consolidated Statement of Stockholders' Equity for   the year ended
December 31, 2001 and 2000 (audited)                                        F-21

Consolidated Statements of Cash Flows for   the year ended
December 31, 2001 and 2000 (audited)                                        F-22

Consolidated notes to the Financial Statements for
December 31, 2001 and 2000 (audited)                                        F-24

                          INDEPENDENT AUDITORS REPORT
                          ---------------------------


To the Board of Directors and Stockholders of Raven Moon Entertainment, Inc.
(formerly Raven Moon International, Inc.)

We have audited the accompanying consolidated balance sheet of Raven Moon Entertainment, Inc. and subsidiary as of June 30, 2002 and the related consolidated statement of operations, deficit in stockholders' equity and cash flows for the six month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raven Moon Entertainment, Inc. and subsidiary as of June 30, 2002 and the results of their operations and their cash flows for the six month period then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The June 30, 2001 financial statements were reviewed by us, and our report thereon, dated August 14, 2001, stated we were not aware of any material modifications that should be made to those statements for them to be in conformity with accounting principles generally accepted in the United States of America. However, a review is substantially less in scope than an audit and does not provide a basis for the expression of an opinion on the financial statements taken as a whole.



Tampa, Florida
September 24, 2002, except for Note 7(f) dated September 30, 2002




                                          RAVEN MOON ENTERTAINMENT, INC.
                                    (Formerly Raven Moon International, Inc.)
                                           Consolidated Balance Sheets



                                                     ASSETS


                                                                                   June 30,         June 30,
                                                                                    2002             2001
                                                                                -------------    -------------
                                                                                                  (Unaudited)

Cash                                                                            $      47,690    $       5,709
Receivable from affiliated company                                                       --            309,615


Receivable - Neuhaus                                                                   40,000             --
Office equipment, net of $6,208 and $4,450 of accumulated
       depreciation                                                                       692            2,450
Master production costs                                                                  --             87,804
Royalty rights                                                                           --             50,000
Production rights                                                                        --              3,000
Organization costs, net of $16,024 and $12,116 of accumulated
       amortization                                                                     3,514            7,422
Intellectual property                                                                 200,000             --
Advance on future royalties  related party                                             34,000             --
                                                                                -------------    -------------

                                                                                $     325,896    $     466,000
                                                                                =============    =============

                                   LIABILITIES


Accounts payable to third parties                                               $          40    $      75,000
Letter of intent  C & S                                                                  --             40,000
Accrued salaries and wages payable to officers                                        897,984          443,587
Accrued interest payable to officers and related parties                               69,970           65,871
Notes payable officers and related parties                                            128,015          373,984
Loans from shareholders                                                                64,000           62,000
Debentures payable                                                                     30,000          266,994
Advance from Class B Members of LLC                                                   383,400             --
                                                                                -------------    -------------

             Total liabilities                                                      1,573,409        1,327,436
                                                                                -------------    -------------

COMMITMENTS AND CONTINGENCIES (see note 3)

STOCKHOLDERS' EQUITY
            Preferred stock, $.0001 par value, authorized 800,000,000 shares;
               6,024,755 issued and outstanding  in 2002
               and 6,274,755 in 2001                                                      602              628
            Common stock, $.0001 par value, authorized 800,000,000 shares;
               407,471,018 issued and outstanding in 2002
               and 200,733,528 in 2001                                                 40,747           20,073
            Additional paid-in capital                                             10,079,259        6,055,430
            Accumulated deficit                                                   (11,368,121)      (6,937,567)
                                                                                -------------    -------------

             Total deficit in stockholders' equity                                 (1,247,513)        (861,436)
                                                                                -------------    -------------

                                                                                $     325,896    $     466,000
                                                                                =============    =============


See Notes to Consolidated Financial Statements.

                                                       F-2

                         RAVEN MOON ENTERTAINMENT, INC.
                   (Formerly Raven Moon International, Inc.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                For the six months ended June 30, 2002 and 2001



                                                          Six Months ended
                                                       June 30,      June 30,
                                                        2002           2001
                                                     -----------    -----------
                                                                    (Unaudited)

REVENUES:
          Sales                                      $    20,812    $      --

COSTS AND EXPENSES:
          Consulting fees                                489,553        386,105
          Depreciation                                       879            879
          Interest                                        10,859         18,717
          Option rights to intellectual properties       489,400        585,000
          Production expense                             423,325      1,197,584
          General and administrative expense           1,053,770      1,107,969
                                                     -----------    -----------

          Total costs and expenses                     2,467,786      3,296,254


Net loss                                             $(2,446,974)   $(3,296,254)
                                                     ===========    ===========

Net loss per share                                   $   (0.0075)   $   (0.0214)
                                                     ===========    ===========


See Notes to Consolidated Financial Statements.



                                   RAVEN MOON ENTERTAINMENT, INC.
                              (Formerly Raven Moon International, Inc.)
                           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                           For the six months ended June 30, 2002 and 2001



                                             Preferred Stock                   Common Stock
                                       ----------------------------    ----------------------------
                                          Shares          Amount          Shares          Amount
                                       ------------    ------------    ------------    ------------
Balance December 31, 2000                21,125,730    $      2,113      99,962,420    $      9,996


  Preferred shares issued for
     expenses                             7,940,500             794            --              --
  Preferred shares issued for
     beneficial conversion                2,273,320             227            --              --
  Preferred shares issued for
     payment of loan                      6,449,500             645            --              --
  Conversion of preferred stock
         to common stock                (22,814,295)         (2,281)     22,814,295           2,281
  Common stock options granted
     to related party                          --              --              --              --
  Exercise of options                          --              --         7,000,000             700
  Shares issued for conversion
         of debentures                         --              --        31,993,888           3,199
  Shares issued for options
     rights to Gina D                          --              --        30,000,000           3,000
  Shares issued for expenses                   --              --        15,322,425           1,533
  Shares issued for loan payment               --              --            90,000               9
  Canceled shares                        (8,700,000)           (870)     (6,449,500)           (645)
  Net loss for the period                      --              --              --              --
                                       ------------    ------------    ------------    ------------
Balance June 30, 2001,unaudited           6,274,755    $        628     200,733,528    $     20,073
                                       ============    ============    ============    ============


Balance December 31, 2001                 6,024,755    $        602     302,472,722    $     30,247

  Shares issued for cash                       --              --           250,000              25
  Shares issued for accrued expenses           --              --         6,500,000             650
  Shares issued for options
     rights to Gina D                          --              --        20,000,000           2,000
  Common stock warrants granted                --              --              --              --
  Common stock options granted                 --              --              --              --
  Exercise of options                          --              --        11,000,000           1,100
  Exercise of warrants                         --              --        12,867,842           1,287
  Shares issued for expenses                   --              --        54,380,454           5,438
  Net loss for the period                      --              --              --              --
                                       ------------    ------------    ------------    ------------
Balance June 30, 2002                     6,024,755    $        602     407,471,018    $     40,747
                                       ============    ============    ============    ============


See Notes to Consolidated Financial Statements.

                                                 F-4



                         RAVEN MOON ENTERTAINMENT, INC.
                      (Formerly Raven Moon International, Inc.)
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   For the six months ended June 30, 2002 and 2001
                                  (Continued)


                                        Additional
                                          paid-in      Accumulated
                                          capital        deficit         Total
                                       ------------   ------------    ------------
Balance December 31, 2000              $  2,455,814   $ (3,641,313)   $ (1,173,390)


  Preferred shares issued for
     expenses                               237,206           --           238,000
  Preferred shares issued for
     beneficial conversion                     --             --               227
  Preferred shares issued for
     payment of loan                         86,515           --            87,160
  Conversion of preferred stock
         to common stock                       --             --              --
  Common stock options granted
     to related party                        70,700           --            70,700
  Exercise of options                       139,300           --           140,000
  Shares issued for conversion
         of debentures                      788,493           --           791,692
  Shares issued for options
     rights to Gina D                       582,000           --           585,000
  Shares issued for expenses              1,678,896           --         1,680,429
  Shares issued for loan payment             14,991           --            15,000
  Canceled shares                             1,515           --              --
  Net loss for the period                      --       (3,296,254)     (3,296,254)
                                       ------------   ------------    ------------
Balance June 30, 2001,unaudited        $  6,055,430   $ (6,937,567)   $   (861,436)
                                       ============   ============    ============


Balance December 31, 2001              $  7,597,865   $ (8,921,147)   $ (1,292,433)

  Shares issued for cash                      4,975           --             5,000
  Shares issued for accrued expenses        294,350           --           295,000
  Shares issued for options
     rights to Gina D                       388,000           --           390,000
  Common stock warrants granted             112,400           --           112,400
  Common stock options granted              164,500           --           164,500
  Exercise of options                       278,900           --           280,000
  Exercise of warrants                       90,773           --            92,060
  Shares issued for expenses              1,147,496           --         1,152,934
  Net loss for the period                      --       (2,446,974)     (2,446,974)
                                       ------------   ------------    ------------
Balance June 30, 2002                  $ 10,079,259   $(11,368,121)   $ (1,247,513)
                                       ============   ============    ============


See Notes to Consolidated Financial Statements.

                                       F-4(Con't)



                                    RAVEN MOON ENTERTAINMENT, INC.
                               (Formerly Raven Moon International, Inc.)
                                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            For the six months ended June 30, 2002 and 2001



                                                                                Six months ended
                                                                             June 30,       June 30,
                                                                              2002           2001
                                                                           -----------    -----------
                                                                                           (Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                              $(2,446,974)   $(3,296,254)
     Adjustments to reconcile net loss to net cash used
        by operating activities:

             Decrease (Increase) in receivables from affiliated company          4,223        (43,383)
             Decrease in receivables from related party                           --             --
             (Increase) in receivables from Neuhaus                            (40,000)          --
             Depreciation and amortization                                       2,834          2,833
             Decrease in advances                                                 --           20,000
             (Increase) in master production costs                                --          (37,050)
             (Increase) in advance on future royalties - related party         (14,000)          --
             Increase in letter of intent  C & S                                  --           40,000
             Increase in accounts payable to third parties                        --           41,038
             (Decrease) Increase in accrued interest on debentures                --          (20,119)
             Increase in accrued wages and salaries to officers                212,544        112,387
             (Decrease) Increase in accrued interest to officers
                          and related parties                                   (8,748)        18,701
             Common stock warrants granted for expenses                        112,400         70,700
             Common stock options granted for expenses                         164,500
             Shares issued for expenses                                      1,542,934      2,518,429
                                                                           -----------    -----------

                        Net cash used by operations                           (470,287)      (572,718)


CASH FLOWS FROM INVESTING ACTIVITIES
         Purchase of equipment                                                    --             --
                                                                           -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Advances from sales of subsidiary Class B Memberships                     280,800           --
     Common stock sold for cash                                                  5,000           --
     Proceeds from exercise of options                                         280,000        140,000
     Proceeds from exercise of warrants                                         92,060        579,504
     Notes payable -  officers, net                                           (136,280)      (115,797)
     Notes payable -  shareholders                                             (20,000)       (25,000)
                                                                           -----------    -----------

                        Net cash provided by financing activities             501,580        578,707


     Net increase in cash                                                       31,293          5,989


     Cash at beginning of period                                                16,397           (280)
                                                                           -----------    -----------

     Cash at end of period                                                 $    47,690    $     5,709
                                                                           ===========    ===========


                        NON-CASH FINANCING ACTIVITIES


     Preferred shares issued for
                    beneficial conversion feature                          $      --      $       227
                                                                           ===========    ===========

     Preferred shares issued for
                    payment of loan                                        $      --      $    87,160
                                                                           ===========    ===========

     Common shares issued for loan payment                                 $      --      $    15,000
                                                                           ===========    ===========

     Common shares issued for conversion of                                $      --      $   791,692
                    indebtedness                                           ===========    ===========


     Common shares issued for accrued expenses                             $   295,000    $      --
                                                                           =============  ===========


See Notes to Consolidated Financial Statements.

                                                  F-5

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001

Note 1 - DESCRIPTION OF THE COMPANY

Raven Moon Entertainment, Inc. (Formerly known as Raven Moon International, Inc.) and its subsidiary are primarily engaged in the production, development, promoting, selling and distributing Family Values and Christian-oriented video entertainment products. The market for these products is worldwide, although the company will devote most of its efforts within the continental United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Raven Moon Entertainment, Inc. and its wholly owned subsidiary Raven Moon Home Video Products, LLC. Inter-company transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION - Revenue from distribution of Family Values and Christian-oriented video entertainment products is recognized upon receipt of payment or delivery of product, which does not vary significantly from the time the products are shipped.

Sales to one customer accounted for 93% of revenue for the six month period ended June 30, 2002.

PRODUCTION COSTS - Production costs include costs to develop and produce Family Values and Christian-oriented video entertainment products. These costs were paid primarily to companies and individuals hired to perform a specific task. The Company out-sources these activities in order to reduce overhead costs. As of June 30, 2002 the Company has commenced but has not completed any video products intended for commercial sales or distribution. Because the Company cannot demonstrate through its' experience the ultimate revenue from the video entertainment products it has elected to expense all production costs.

STOCK FOR COMPENSATION - The Company accounts for the issuance of common or preferred stock for goods and services at the fair market value of the goods or services provided or the fair market value of the common or preferred stock issued, whichever is more reliably determined.

DEBT WITH STOCK PURCHASE WARRANTS AND BENEFICIAL CONVERSION FEATURES - The proceeds received from debt issued with stock purchase warrants is allocated between debt and the warrants, based upon the relative fair value of the two securities and/or beneficial conversion features.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)

UNCLASSIFIED BALANCE SHEET - In accordance with the provisions of SOP 00-2, the Company has elected to present an unclassified balance sheet.

INTELLECTUAL PROPERTY - Intellectual property is recorded at the lower of cost or net realizable value.

MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

NET LOSS PER SHARE - Primary loss-per-share computations are based on the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding were 348,478,445 and 200,629,225 for the six month periods ended June 30, 2002 and 2001, respectively. Common stock equivalents were not considered in the calculation of net loss per share because their effect would be antidilutive.

INCOME TAXES - The Company has incurred approximately $11,000,000 of net operating losses which may be carried forward and used to reduce taxable income in future years. Deferred tax assets created by the net operating losses are offset by an equal valuation allowance.

OFFICE EQUIPMENT - Office equipment is recorded at cost. Depreciation is calculated using the straight-line method.

RECLASSIFICATIONS - Certain amounts reported in previous years have been reclassified to the 2002 financial statement presentation.

Note 3 - BUSINESS AND OPERATIONS

The Company is currently working to establish the following lines of business:

                    Home Video and Television Productions
                    Internet Retail Sales
                    Music CDs

These financial statements are prepared on a going concern basis which assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, it does not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize assets and liquidate its liabilities, contingent obligations and commitments in other than the normal courseof business and the amounts which may be different from those shown in these financial statements. The ability to continue as a going concern is dependent on its ability to:

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)



                 Generate profitable operations in the future.
                 Obtain additional financing.

These factors raise doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Management plans to raise capital through the issuance of additional common stock, selling additional Class B membership units in the video products subsidiary, and by actively seeking to develop its lines of business.

Note 4 - INTELLECTUAL PROPERTIES

During 1997, the Company acquired intellectual properties, production rights and royalty rights in connection with an acquisition accounted for as a purchase. As of the date this transaction was consummated, and currently, there were no outstanding agreements or contracts related to the above productions. While management believes these intellectual properties have significant value, establishing this value in the absence of definitive agreements cannot be accomplished. Therefore, during the fourth quarter of 2001 the Company has elected to write-off the carrying value of these assets as the Company has no current plans to develop these projects.

On March 27, 2001, the Company entered into an Interim Management Services Agreement with Hacker-Rumsley (HR). The agreement was from March to July of 2001 and the Company paid approximately $290,000 and 6,500,000 shares of common stock, issued in January 2002. For this payment the Company received certain carrying interests and rights to three of the four HR owned properties, "The Icely Brothers", "Wild Streets", "Star Ridz", and "Dirts Trax", based upon the following terms:

     o A recoupment of $200,000 in development costs on a pari parsu basis with total production costs against series sold in market.

     o    An equal participation to HR "Producers Share" of Net Profits.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)


As of the date this transaction was consummated, there were no outstanding agreements or contracts related to the above productions. While management believes these intellectual properties have significant value, establishing this value in the absence of definitive agreements cannot be accomplished. Therefore, during the fourth quarter of 2001 the Company has charged the costs associated with these production rights to production expense because the Company has no current plans to develop these projects.

On July 11, 2001, the Company purchased the assets and rights to intellectual property from Knightlights Foundation, Inc. for 7,000,000 shares of the Company's common stock, valued at $200,000, which approximates the fair market value of the assets received. The assets consisted of twenty stories and related artwork. The Knightlights Foundation will receive a 10% royalty for the original pencil artwork and a 2% royalty for any artwork developed by the Company. As of the date of this transaction, there we no outstanding agreements or contracts to the above productions. It is management's intention to produce, market and distribute a home video product based upon the KnightLights series.

Note 5 - DEBT

Debt for the company consists of the following:

     Notes payable to officers and affiliated companies bear interest at 10% annually. These are demand notes, and are unsecured.

     Loans from shareholders are non-interest bearing, but the shareholders received additional shares of preferred stock and common stock in 2000 and are also entitled to gross revenue royalty fees of the gross revenue of the Company for ten years. The royalties range from .0125% to .5% of gross revenues. No royalties were earned in 2002 and 2001.

     Debentures payable are two year 12% convertible subordinated debentures due January 10, 2003. Substantially all of the debenture holders have converted the debentures into the Company"s common stock.

The advances from Class B members of LLC are non-interest bearing. The members are entitled to receive all distributions from gross profits of the LLC until the members have received an amount equal to their initial investment. In addition, the holders of the loans are entitled to annually receive 15% of all gross profits of the LLC derived from the sale of Products. The Class B members have no voting rights. The advances from Class B members have been recorded as a liability because all advances must be repaid prior to any distributions to the parent company.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)


Note 6 - RELATED PARTY TRANSACTIONS

The Company is affiliated through ownership of shares of the Company"s common stock by the following companies:

                   St. Anthony Entertainment, Inc.
                   Raven Moon, Inc.
                   J. & B. DiFrancesco, Inc. (Formerly St. Anthony
                                              Entertainment, Inc.)
                   Beyond the Kingdom, Inc.
                   T.V. Toys, Inc. (Formerly J. & B. DeFrancesco, Inc.)
                   2221 Music

           The Company has incurred aggregate consulting, production, marketing and management fees with:

                                                      2002              2001
                                                      ----              ----
                   Officers, directors
                     and senior consultants        $  938,000        $1,593,300
                                                   ==========        ==========

                           Affiliates              $    5,200        $   78,000
                                                   ==========        ==========


On January 3, 2001 the Company entered into a talent agreement with Gina Mouery, who is the hostess for the "Gina D"s Kids Club Show" and the daughter of Joey DiFrancesco, President and Chief Executive Officer of the Company. Under terms of the agreement, Mrs. Mouery granted the Company an exclusive, worldwide license to use her name, the registered name "Gina D", her likeness and performance for the "Gina D"s Kids Club Show" program. The term of the license is ten years. The Company agreed to pay Ms. Mouery 3,200,000 shares, these shares were valued at $544,000. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge consulting expense $544,000. The Company is obligated to pay Ms. Mouery a monthly advance of $2,000 against one percent of any and all gross revenues from the show and for a ten years following the term of the license. The Company paid Ms. Mouery $14,000 and $10,000 for the six month periods ended June 30, 2002 and 2001, respectively and the payments were recorded on the balance sheet as advance on future royalties-related party.

The Company agrees to pay or reimburse her $635 a month for a leased car during the first two years of the agreement. The Company paid approximately $3,600 for the six month periods ended June 30, 2002 and 2001 which is included in the General and Administrative expenses in the current period. The Company also granted Ms. Mouery options to purchase up to 10,000,000 shares of common stock at an exercise price of $.02 per share, this option was valued at $70,700. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge consulting expense $70,700. Of these options, 7,000,000 were vested and

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)


exercised in January of 2001. Of the remaining options 2,000,000 were vested and exercised in March of 2002. Of the remaining options 250,000 will vest and be exercisable on January 1 for each of the calendar years 2003 through and including 2006. In addition, the Company amended this agreement on March 3, 2002 to grant Ms. Mouery options to purchase an additional 3,000,000 shares of common stock at exercise price of $.02 per share, this option was valued at $102,000. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge consulting expense $102,000.

On April 11, 2001, the Company issued a non refundable grant of 30,000,000 restricted shares of common stock, valued at $585,000, to Joseph and Bernadette DiFrancesco in exchange for a one year exclusive option to the program, certain cartoon characters and music publishing rights related to songs written and used in "Gina D"s Kids Club Show" which have been created by Joseph and Bernadette DiFrancesco. The Company was not able to meet its requirements under the option agreement, and the option expired April 11, 2002. The Company charged the option price to expense during the year 2001. On May 17, 2002 the Company made an addendum to the Option Agreement, in exchange for $100,000 note payable to Joseph and Bernadette DiFrancesco and a non-refundable grant of 20,000,000 shares of common stock, valued at $389,400, and provided that the terms, conditions and payment due in the Agreement dated April 11, 2001 are met and fulfilled by April 11, 2003 the option agreement granted to the Company on April 11, 2001 shall be in force for a period of twenty (20) years. Because the Company cannot demonstrate through its experience the ultimate revenue from the video entertainment products it has elected to charge option rights to intellectual properties $489,400 during 2002.

In 2001 the Company issued 2,800,000 shares of convertible preferred stock and 900,000 shares of common stock to a senior consultant. The stocks were valued at $175,000 and charged to consulting expense. Also, the Company paid senior consultants $205,000. Finally, an affiliated company was issued 2,600,000 of common stock, the stock was valued at $78,000 and was charged to production expense.

In 2002 the company issued 7,000,000 shares of common stock and warrants for 6,000,000 shares of common stock to a senior consultant. The stock was valued at $169,000 and the warrants at $113,000 and charged to consulting expense. Also, the Company paid a senior consultants $15,000 and an affiliated company $5,200.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              June30, 2002 and 2001
                                   (Continued)



The officers' and directors' were granted the following common stock warrants for a three year term:

Date                       Common Stock Warrants       Exercise Price per Share
----                       ---------------------       ------------------------

April 5, 2000                    7,500,000                      $.044

September 1, 2001               15,000,000                      $.003

On May 20, 2002 several of the officers' and directors exercised 10,000,000 warrants at .003 per warrant.

During the year loans from officers, directors, senior management and related parties are summarized as follows:

                                                     2002              2001
                                                     ----              ----

          Balance at beginning of year             $264,295          $489,781
          Increase in loans                         100,000               363
          Payments on loans                        (236,280)         (116,160)
                                                   --------          --------
          Balance at end of period                 $128,015          $373,984
                                                   ========          ========

Interest expense accrued on these loans was approximately $10,859 and $18,717 for the six month periods ended June 30, 2002 and 2001, respectively.


Note 7 - COMMITMENTS AND CONTINGENCIES

          a) Under an arrangement approved by the board of directors, the Company is obligated to pay the Chief Executive Officer and his spouse, (Vice-president/Secretary) a 10% royalty on all gross revenue.

          b) The Company has entered into an employment contract with the officers. Under the terms of the agreement, the Company is obligated to make the following annual payments through November 15, 2005.

                                 2002      $212,500
                                 2003      $510,000
                                 2004      $612,000
                                 2005      $627,000

          c) The Company has entered into various month to month verbal agreements with unrelated third parties to provide production, marketing and administrative services. Payments are made based on invoices rendered for specific services provided.

                          RAVEN MOON ENTERTAINMENT, INC
                    (Formerly Raven Moon International, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)




          d) On March 25, 2002, the Company entered into an agreement with MG Studios for the production of twelve videos of "Gina D's Kids Club". MG Studios will finance and provide all the pre-production, production and post production facilities, work and services necessary to complete the twelve videos. The Company was obligated to pay $10,000 on June 1, 2002, and to continue to pay MG Studios on a regular basis, but not more than $10,000 per week. The Company has complied with the terms of this agreement. The cost per episode is estimated at $135,700. Any changes during production approved by the Company which result in additional costs, will be added to the estimated cost per episode. If the charges for all twelve episodes exceed $1,800,000, the Company will incur interest charges at 8% on the excess. If the Company fails to make its required payments to MG Studios, it will incur interest at 8%.


          e) On March 1, 2002, the Company entered into a one year agreement with Big Apple Consulting U.S.A., Inc. (Big Apple) to market and promote the Company to brokers, investors, advisors and other individuals and entities. The company will issue 18,000,000 restricted shares of common stock and 6,000,000 warrants. The Company issued 5,000,000 restricted shares on March 11, 2002 which were valued at $130,000 and charged to consulting fees. The Company issued 2,000,000 restricted share on June 7, 2002, which were valued at $39,000 and charged to consulting fees. The Company issued 8,000,000 restricted shares on September 30, 2002, which were valued at $72,000 and charged to consulting fees. Big Apple exercise warrants for 2,500,000 shares at $.02 per share in May and June of 2002. The Company is obligated to issue 3,000,000 restricted shares on or before December 1, 2002.


          f) On May 8, 2002 the Company entered into a one year agreement with a, for a non-exclusive license to use the Company's trademarks on his race car, equipment and clothing. Upon execution of this agreement the Company has agreed to grant a non-qualified stock option valued at $1,080,000. The exercise price is either 70% of the low price for the five days immediately preceding the date of exercise or not less than $.04 per share. $180,000 of options shall immediately vest following execution of this agreement, thereafter, $180,000 in options shall vest on the first day of each of the five consecutive successive months thereafter beginning June 1, 2002. Any options that remains unexercised at termination of this agreement will expire.

                          RAVEN MOON ENTERTAINMENT, INC
                    (Formerly Raven Moon International, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)


Note 8 - STOCK OPTION PLAN

The Company established a stock option plan for its executives, consultants, key employees, directors and its affiliates. (The "2001 Stock Option Plan".) The 2001 Stock Option Plan allows for options (including Incentive Stock Options) to be granted to future participants at a price not less than 100% of the market value per share on the date of the grant.

                                                              Weighted  Average
                                                 Shares       Exercise Price
                                                 ------       --------------

Outstanding at December 31, 2000                     --          $ .0000

         Granted                               10,000,000        $ .0200

         Exercised                             (7,000,000)       $ .0200
                                             ------------

Outstanding at December 31, 2001                3,000,000        $ .0200

          Granted                               9,000,000        $ .0333

         Exercised                            (11,000,000)       $ .0309
                                             ------------
Outstanding at June 30, 2002                    1,000,000        $ .0200
                                             ============

The exercise price for 10,000,000 of common stock options granted in 2001 was $.02 per share. The fair market value of common stock at the date of grant was $.06 per share. The exercise price for the 3,000,000 common stock options granted in 2002 was $.02 and the exercise price for the 6,000,000 common stock options granted in 2002 was not less than $.04 per share. The fair market value of common stock at the date of grant in 2002 was $.04 per share for 3,000,000 of the options granted and $.03 per share for 6,000,000 common stock options granted in 2002.

The weighted average fair value of warrants granted during 2002 and 2001 were $.0333 and $.0200, respectively. The weighted-average remaining life of warrants granted were 2.50 and 3.50 years at June 30, 2002 and 2001, respectively.

                          RAVEN MOON ENTERTAINMENT, INC
                    (Formerly Raven Moon International, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)

NOTE 9 - COMMON STOCK WARRANTS

                                                              Weighted Average
                                                 Shares       Exercise Price
                                                 ------       --------------


Outstanding at December 31, 1999                     --            --

         Granted                               10,886,860        $ .0423



Outstanding at December 31, 2000               10,886,860        $ .0423

         Granted                               22,637,424        $ .0114

         Exercised                             (3,300,000)       $ .0138
                                             ------------

Outstanding at December 31, 2001               30,224,284        $ .0224

          Granted                               6,000,000        $ .0200

         Exercised                            (12,867,842)       $ .0072
                                             ------------
Outstanding at June 30, 2002                   23,356,442        $ .0292
                                             ============



The exercise price and the fair market value of the common stock warrants granted in 2000 were the same. This value was determined by the Board of Directors. The exercise price for 15,000,000 of common stock warrants issued to directors in 2001 was $.003 per share. The fair market value in 2002 of common stock at the date of grant was $.008 per share. The exercise price in 2002 for the 6,000,000 common stock warrant issued to a consultant range from $.02 to .03 per share. The fair market value in 2002 of common stock at the date of issue was $.04 per share.

The weighted average fair value of warrants granted during 2002 and 2001 were $.0200 and $.0114, respectively. The weighted-average remaining life of warrants granted were 1.22 and 1.75 years at June 30, 2002 and 2001, respectively.

                          RAVEN MOON ENTERTAINMENT, INC
                    (Formerly Raven Moon International, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)


Note 10 - SUBSEQUENT EVENTS

On July 14, 2002 the company entered into a three year agreement with Jackie Joyner Kersee for a grant of 5,000,000 shares of common stock. She will be a member of the Board of Advisors to the Company and will allow the Company to utilize her initials, character, name, likeness, photograph and endorsement in personal appearances to promote the Company's products.

Through September 24, 2002 the Company has received an additional $315,000 through the sale of Class B membership units in Raven moon Home Video Products, LLC.

On August 14, 2001 the Company entered into a Consulting and Marketing Agreement with David Mouery, the son-in-law of Joey DiFrancesco, President and Chief Executive Officer of the Company. The term of the agreement is three years and the compensation is $225,000 or a stock option grant of 15,000,000 free trading shares at a 50% discount from the closing bid price for the ten trading days immediately preceding the date of exercise. David Mouery has exercised options of 4,166,666 shares on August 18, 2002, 3,257,329 shares on September 6, 2002 and 2,000,000 shares on September 20, 2002. Any options that remain unexercised as of the termination of this agreement shall expire.

On August 12, 2002 the Company entered into a three year executive sales and marketing consulting agreement with a consultant. The consultant will assist the CEO on an as needed 24/7 basis for mergers, acquisitions, meetings, conventions and travel, and to initiate new contracts, contacts and increase the sales of the Company's products, merchandise and services with distributors and all other opportunities and assignments given to him by the CEO. Compensation for services provided for year one is $200,000 or 30,000,000 restricted shares of common stock to be registered in the SB-2, $300,000 options of common stock @ 50% discount from the closing bid price for the ten trading days immediately preceding the date of exercise of the option against a 10% gross commission of any sales of merchandise or products sold by the Company from any deal approved by the Company and initiated by the Consultant. In year two a draw of $250,000 or stock based upon the average closing share price of the previous ten trading days from the end of the term against a 10% gross commission of any sales of merchandise or products sold by the Company from any deal approved by the Company and initiated by the Consultant. In year three a draw of $300,000 or stock based upon the average closing share price of the previous ten trading days from the end of the term against a 10% gross commission of any sales of merchandise or products sold by the Company from any deal approved by the Company and initiated by the Consultant. In year one the consultant elected to take 30,000,000 shares of restricted common stock valued at $390,000 and charged to consulting fees.

                          RAVEN MOON ENTERTAINMENT, INC
                    (Formerly Raven Moon International, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                             June 30, 2002 and 2001
                                   (Continued)

On September 16, 2002 the Company paid Gina Mouery $22,500 to pay-off the promissory loan balance due to her for a talent agreement. This balance was included in the notes payable to officers and related parties.

On September 20, 2002 the Board of Directors approved issuing warrants to shareholders on the following terms. Each share of common stock received by the shareholder pursuant to the conversion of certain previously outstanding convertible debentures, a shareholder is entitled to receive one warrant for the purchase of ten shares of the Company's common stock, at a purchased price of $.01 per share. The company issued approximately 6,174,000 warrants at a cost of approximately $14,000.

                          INDEPENDENT AUDITORS REPORT
                          ---------------------------


To the Board of Directors and Stockholders of Raven Moon Entertainment, Inc.
(formerly Raven Moon International, Inc.)

We have audited the accompanying consolidated balance sheets of Raven Moon Entertainment, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, deficit in stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Raven Moon Entertainment, Inc. and subsidiary as of December 31, 2001 and 2000 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has suffered losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management plans in regard to these matters are described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Tampa, Florida
April 5, 2002


                                     RAVEN MOON ENTERTAINMENT, INC.
                                (Formerly Raven Moon International, Inc.)
                                       Consolidated Balance Sheets
                                       December 31, 2001 and 2000





                                                 ASSETS


                                                                                2001           2000
                                                                             -----------    -----------
Cash                                                                         $    16,397    $      --
Receivable from affiliated company                                                 4,223        266,232
Advances                                                                            --           20,000
Office equipment, net of $5,329 and $3,571 of
       accumulated depreciation                                                    1,571          3,329
Master production costs                                                             --           50,754
Royalty rights                                                                      --           50,000
Production rights                                                                   --            3,000
Organization costs, net of $14,070 and $10,162 of
          accumulated amortization                                                 5,468          9,376
Intellectual properties                                                          200,000           --
Advance on future royalitiesrelated party                                         20,000           --
                                                                             -----------    -----------
                                                                             $   247,659    $   402,691
                                                                             ===========    ===========


                             LIABILITIES AND DEFICIT IN STOCKHOLDERS' EQUITY

Bank overdraft                                                               $      --      $       280
Accounts payable to third parties                                                   --           33,962
Accrued interest on debentures                                                      --           20,119
Accrued salaries and wages to officers                                           685,480        331,200
Accrued consulting fees                                                          295,000           --
Accrued interest payable to officers and related parties                          78,717         47,170
Notes payable to officers and related parties                                    264,295        489,781
Loans from shareholders                                                           82,000         87,000
Advance from Class B Members of LLC                                              104,600           --
Debentures payable                                                                30,000        566,569
                                                                             -----------    -----------
              Total liabilities                                                1,540,092      1,576,081

COMMITMENTS AND CONTINGENCIES (note 7)

DEFICIT IN STOCKHOLDERS' EQUITY
      Preferred stock, $.0001 par value, authorized 800,000,000 shares;
        issued and outstanding 6,024,755 in 2001 and 21,125,730 in 2000              602          2,113
      Common stock, $.0001 par value, authorized 800,000,000 shares;
        issued and outstanding 302,472,722 in 2001 and  99,962,420 in 2000        30,247          9,996
      Additional paid-in capital                                               7,597,865      2,455,814
      Accumulated deficit                                                     (8,921,147)    (3,641,313)
                                                                             -----------    -----------

        Total deficit in stockholders' equity                                 (1,292,433)    (1,173,390)
                                                                             -----------    -----------

                                                                             $   247,659    $   402,691
                                                                             ===========    ===========


See notes to Consolidated Financial Statements.

                                                   F-19

                         RAVEN MOON ENTERTAINMENT, INC.
                   (Formerly Raven Moon International, Inc.)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 For the years ended December 31, 2001 and 2000



                                                        2001           2000
                                                     -----------    -----------

REVENUES:
          Sales                                      $     7,110    $     6,702
                                                     -----------    -----------

COSTS AND EXPENSES:
          Consulting fees                                849,709        792,140
          Depreciation                                     1,758          1,758
          Interest expense                                38,079         67,290
          Write-off of intellectual property             103,754
          Option rights to intellectual properties       585,000
          Production expense                           1,651,734        105,303
          General and administative expense            2,056,910        567,633
                                                     -----------    -----------

            Total costs and expenses                   5,286,944      1,534,124
                                                     -----------    -----------

Net loss                                             $(5,279,834)   $(1,527,422)
                                                     ===========    ===========

Net loss per share                                   $     (0.03)   $     (0.02)
                                                     ===========    ===========


See notes to Consolidated Financial Statements.



                                      RAVEN MOON ENTERTAINMENT, INC.
                                 (Formerly Raven Moon International, Inc.)
                        CONSOLIDATED STATEMENTS OF DEFICIT IN STOCKHOLDERS' EQUITY
                              For the years ended December 31, 2001 and 2000



                                                    Preferred Stock                  Common Stock
                                             ----------------------------    ----------------------------
                                                Shares          Amount          Shares          Amount
                                             ------------    ------------    ------------    ------------
Balance December 31, 1999                       2,081,780    $        208      53,901,230    $      5,390

        Preferred shares issued                19,043,950           1,905            --              --
        Shares issued for cash                       --              --           240,000              24
        Shares issued for expenses                   --              --        27,281,190           2,728
        Shares issued with debentures                --              --        18,540,000           1,854
        Net loss for the year                        --              --              --              --
                                             ------------    ------------    ------------    ------------

Balance December 31, 2000                      21,125,730    $      2,113      99,962,420    $      9,996


       Preferred shares issued for
             beneficial conversion feature      2,273,320             227            --              --
       Preferred shares issued for
             expenses                           7,940,500             794            --              --
       Preferred shares issued for
             loan payment                       6,449,500             645            --              --
       Conversion of preferred stock to
             common stock                     (23,064,295)         (2,307)     23,064,295           2,307
       Common stock warrants granted
             to officers and directors               --              --              --              --
       Common stock options granted
             to related party                        --              --              --              --
       Exercise of warrants                          --              --         3,200,000             320
       Exercise of options                           --              --         7,000,000             700
       Shares issued for conversion of
             debenture                               --              --        72,612,504           7,261
       Shares issued for intellectual
             property                                --              --         7,000,000             700
       Shares issued for option
             on rights's to Gina D                   --              --        30,000,000           3,000
       Shares issued for expense                     --              --        65,993,003           6,599
       Shares issued for loan repayment              --              --            90,000               9
       Cancelled shares                        (8,700,000)           (870)     (6,449,500)           (645)
       Net loss for the year                         --              --              --              --
                                             ------------    ------------    ------------    ------------

Balance December 31, 2001                       6,024,755    $        602     302,472,722    $     30,247
                                             ============    ============    ============    ============


See notes to Consolidated Financial Statements.

                                                    F-21



                              RAVEN MOON ENTERTAINMENT, INC.
                         (Formerly Raven Moon International, Inc.)
               CONSOLIDATED STATEMENTS OF DEFICIT IN STOCKHOLDERS' EQUITY
                      For the years ended December 31, 2001 and 2000
                                       (Continued)


                                              Additional
                                               paid-in      Accumulated
                                               capital        deficit          Total
                                             ------------   ------------    ------------
Balance December 31, 1999                    $  1,687,759   $ (2,113,891)   $   (420,534)

        Preferred shares issued                      --             --             1,905
        Shares issued for cash                        466           --               490
        Shares issued for expenses                767,589           --           770,317
        Shares issued with debentures                --             --             1,854
        Net loss for the year                        --       (1,527,422)     (1,527,422)
                                             ------------   ------------    ------------

Balance December 31, 2000                    $  2,455,814   $ (3,641,313)   $ (1,173,390)


       Preferred shares issued for
             beneficial conversion feature           --             --               227
       Preferred shares issued for
             expenses                             237,206           --           238,000
       Preferred shares issued for
             loan payment                          86,515           --            87,160
       Conversion of preferred stock to
             common stock                            --             --              --
       Common stock warrants granted
             to officers and directors             12,000           --            12,000
       Common stock options granted
             to related party                      70,700           --            70,700
       Exercise of warrants                        42,680           --            43,000
       Exercise of options                        139,300           --           140,000
       Shares issued for conversion of
             debenture                          1,270,325           --         1,277,586
       Shares issued for intellectual
             property                             199,300           --           200,000
       Shares issued for option
             on rights's to Gina D                582,000           --           585,000
       Shares issued for expense                2,485,519           --         2,492,118
       Shares issued for loan repayment            14,991           --            15,000
       Cancelled shares                             1,515           --              --
       Net loss for the year                         --       (5,279,834)     (5,279,834)
                                             ------------   ------------    ------------

Balance December 31, 2001                    $  7,597,865   $ (8,921,147)   $ (1,292,433)
                                             ============   ============    ============


See notes to Consolidated Financial Statements.

                                            F-21(Con't)



                                               RAVEN MOON ENTERTAINMENT, INC.
                                          (Formerly Raven Moon international, Inc.)
                                           CONSOLIDATED STATEMENTS OF CASH FLOWS
                                       For the years ended December 31, 2001 and 2000



                                                                                                 2001           2000
                                                                                              -----------    -----------


CASH FLOWS FROM OPERATING ACTIVITIES
         Net loss                                                                             $(5,279,834)   $(1,527,422)
         Adjustments to reconcile net loss to net cash used
                 by operating activities:
                       Decrease (increase) in advances                                             20,000        (17,200)
                       Decrease (increase) in receivables from
                              affiliated  company                                                 262,009       (266,232)
                       Depreciation and amortization                                                5,666          5,666
                       Write-off of production and royalty rights                                 103,754           --
                       Increase in advanced royalty payments to related party                     (20,000)          --
                       Increase (decrease) in accounts payable to third parties                   261,037        (28,538)
                       (Decrease) increase in accrued interest on debentures                      (20,119)        20,119
                       Increase in accrued salaries and wages to officers                         354,280        288,000
                       Increase in accrued interest payable to officers and related parties        31,547         47,170
                       Increase in payable to affiliated company                                     --           48,864
                       Common stock options granted for expenses                                   12,000           --
                       Common stock warrants granted for expenses                                  70,700           --
                       Shares issued for expenses                                               3,315,118        770,317
                                                                                              -----------    -----------

                                      Net cash used by operations                                (883,842)      (659,256)



CASH FLOWS FROM FINANCING ACTIVITIES
         Advances from sales of Class B Membership Units                                          104,600           --
         Proceeds from sale of preferred stock                                                       --            1,905
         Proceeds from sale of common stock                                                          --            2,344
         Proceeds from exercise of options                                                        140,000           --
         Proceeds from exercise of warrants                                                        43,000           --
         Proceeds from sale of debentures                                                         741,245        566,569
         Notes payable  shareholders                                                               (5,000)        87,000
         Notes payable  officers and affiliated companies                                        (123,326)          --
                                                                                              -----------    -----------

                                       Net cash provided by financing activities                  900,519        657,818
                                                                                              -----------    -----------

         Net increase (decrease) in cash                                                           16,677         (1,438)

         Cash at beginning of period                                                                 (280)         1,158
                                                                                              -----------    -----------
         Cash at end of period                                                                $    16,397    $      (280)
                                                                                              ===========    ===========


See notes to Consolidated Financial Statements.

                                                            F-22

                          RAVEN MOON ENTERTAINMENT,INC.
                    (Formerly Raven Moon International, Inc.)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 For the years ended December 31, 2001 and 2000



                                                             2001        2000
                                                          ----------   ---------

                          NON CASH FINANCING ACTIVITIES
                          -----------------------------


       Preferred shares issued for
                    beneficial conversion feature         $      227   $    --
                                                          ==========   =========

       Preferred shares issued for
                    loan payment                          $   87,160   $    --
                                                          ==========   =========

       Shares issued for conversion
                    of indebtedness                       $1,277,586   $    --
                                                          ==========   =========

       Shares issued for intellectual
                    property                              $  200,000   $    --
                                                          ==========   =========

       Shares issued for option
                    on rights's to Gina D                 $  585,000   $    --
                                                          ==========   =========

       Shares issued for loan repayment                   $   15,000   $
                                                          ==========   =========


See notes to Consolidated Financial Statements

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000


Note 1 - DESCRIPTION OF THE COMPANY

Raven Moon Entertainment, Inc. (Formerly known as Raven Moon International, Inc.) and its subsidiary are primarily engaged in the production, development, promoting, selling and distributing Family Values and Christian-oriented video entertainment products. The market for these products is worldwide, although the company will devote most of its efforts within the continental United States.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION - The accompanying consolidated financial statements include the accounts of Raven Moon Entertainment, Inc. and its wholly owned subsidiary Raven Moon Home Video Products, LLC. Inter-company transactions and balances have been eliminated in consolidation.

REVENUE RECOGNITION - Revenue from distribution of Family Values and Christian-oriented video entertainment products is recognized upon receipt of payment or delivery of product, which does not vary significantly from the time the products are shipped.

Sales to one customer accounted for 84% of revenue for the year ended December 31, 2001.

PRODUCTION COSTS - Production costs include costs to develop and produce Family Values and Christian-oriented video entertainment products. These costs were paid primarily to companies and individuals hired to perform a specific task. The Company out-sources these activities in order to reduce overhead costs. As of December 31, 2001 the Company has not commenced or completed any video products intended for commercial sales or distribution.

STOCK FOR COMPENSATION - The Company accounts for the issuance of common or preferred stock for goods and services at the fair market value of the goods or services provided or the fair market value of the common or preferred stock issued, whichever is more reliably determined.

DEBT WITH STOCK PURCHASE WARRANTS AND BENEFICIAL CONVERSION FEATURES - The proceeds received from debt issued with stock purchase warrants is allocated between debt and the warrants, based upon the relative fair value of the two securities and/or beneficial conversion features.

UNCLASSIFIED BALANCE SHEET - In accordance with the provisions of SOP 00-2, the Company has elected to present an unclassified balance sheet.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


INTELLECTUAL PROPERTY - Intellectual property is recorded at the lower of cost or net realizable value.

MANAGEMENT ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

NET LOSS PER SHARE - Primary loss-per-share computations are based on the weighted average number of shares outstanding during the period. The weighted average number of shares outstanding were 211,017,072 and 71,154,233 for the years 2001 and 2000, respectively. There were no outstanding common stock equivalents.

INCOME TAXES - The Company has incurred approximately $8,900,000 of net operating losses which may be carried forward and used to reduce taxable income in future years. Deferred tax assets created by the net operating losses are offset by an equal valuation allowance.

OFFICE EQUIPMENT - Office equipment is recorded at cost. Depreciation is calculated using the straight-line method.

RECLASSIFICATIONS - Certain amounts reported in previous years have been reclassified to the 2001 financial statement presentation.

Note 3 - BUSINESS AND OPERATIONS

The Company is currently working to establish the following lines of business:

                  Home Video and Television Productions
                  Internet Retail Sales
                  Music CDs

These financial statements are prepared on a going concern basis which assumes that the Company will be able to realize assets and discharge liabilities in the normal course of business. Accordingly, it does not give effect to adjustments, if any, that would be necessary should the Company be unable to continue as a going concern and therefore be required to realize assets and liquidate its

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


liabilities, contingent obligations and commitments in other than the normal course of business and the amounts which may be different from those shown in these financial statements. The ability to continue as a going concern is dependent on its ability to:

                   Generate profitable operations in the future.
                   Obtain additional financing.

These factors raise doubt about the Company"s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Management plans to raise capital through the issuance of additional common stock, selling additional Class B membership units in the video products subsidiary, and by actively seeking to develop its lines of business.

Note 4 - INTELLECTUAL PROPERTIES

During 1997, the Company acquired intellectual properties, production rights and royalty rights in connection with an acquisition accounted for as a purchase. As of the date this transaction was consummated, and currently, there were no outstanding agreements or contracts related to the above productions. While management believes these intellectual properties have significant value, establishing this value in the absence of definitive agreements cannot be accomplished. Therefore, during 2001 the Company has elected to write-off the carrying value of these assets as the Company has no current plans to develop these projects.

On March 27, 2001, the Company entered into an Interim Management Services Agreement with Hacker-Rumsley (HR). The agreement was from March to July of 2001 and the Company paid approximately $290,000 and 6,500,000 shares of common stock, issued in January 2002. For this payment the Company received certain carrying interests and rights to three of the four HR owned properties, "The Icely Brothers", "Wild Streets", "Star Ridz", and "Dirts Trax", based upon the following terms:

     o A recoupment of $200,000 in development costs on a pari parsu basis with total production costs against series sold in market.

     o    An equal participation to HR "Producers Share" of Net Profits.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


As of the date this transaction was consummated, there were no outstanding agreements or contracts related to the above productions. While management believes these intellectual properties have significant value, establishing this value in the absence of definitive agreements cannot be accomplished. Therefore, the Company has charged the costs associated with these production rights to production expense because the Company has no current plans to develop these projects.

On July 11, 2001, the Company purchased the assets and rights to intellectual property from Knightlights Foundation, Inc. for $200,000, which approximates the fair market value of the assets received. This acquisition was accomplished through the issuance of 7,000,000 shares of the Company's common stock, and consisted of twenty stories and related artwork. The Knightlights Foundation will receive a 10% royalty for the original pencil artwork and a 2% royalty for any artwork developed by the Company.


Note 5 - DEBT

Debt for the company consists of the following:

     Notes payable to officers and affiliated companies bear interest at 10% annually. These are demand notes, and are unsecured.

     Loans from shareholders are non-interest bearing, but the shareholders received additional shares of preferred stock and common stock in 2000 and are also entitled to gross revenue royalty fees of the gross revenue of the Company for ten years. The royalties range from .0125% to .5% of gross revenues. No royalties were earned in 2001.

     Debentures payable are two year 12% convertible subordinated debentures due January 10, 2003. Substantially all of the debenture holders have converted the debentures into the Company"s common stock.

The advances from Class B members of LLC are non-interest bearing. The members are entitled to receive all distributions from gross profits of the LLC until the members have received an amount equal to their initial investment. In addition, the holders of the loans are entitled to annually receive 15% of all gross profits of the LLC derived from the sale of Products. The Class B members have no voting rights. The advances from Class B members have been recorded as a liability because all advances must be repaid prior to any distributions to the parent company.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


Note 6 " RELATED PARTY TRANSACTIONS

The Company is affiliated through ownership of shares of the Company"s common stock by the following companies:

                   St. Anthony Entertainment, Inc.
                   Raven Moon, Inc.
                   J. & B. DiFrancesco, Inc. (Formerly St. Anthony
                                              Entertainment, Inc.)
                   Beyond the Kingdom, Inc.
                   T.V. Toys, Inc. (Formerly J. & B. DeFrancesco, Inc.)

           The Company has incurred aggregate consulting, production, marketing and management fees with:

                                                    2001               2000
                                                    ----               ----
                   Officers, directors
                     and senior consultants      $1,572,000         $  620,000
                                                 ==========         ==========

                   Affiliates                    $   362,000        $     --
                                                 ===========        ==========


On January 3, 2001 the Company entered into a talent agreement with Gina Mouery, who is the hostess for the "Gina D"s Kids Club Show" and the daughter of Joey DiFrancesco, President and Chief Executive Officer of the Company. Under terms of the agreement, Mrs. Mouery granted the Company an exclusive, worldwide license to use her name, the registered name "Gina D", her likeness and performance for the "Gina D"s Kids Club Show" program. The term of the license is ten years. The Company agreed to pay Ms. Mouery 3,200,000 shares, these shares were valued at $544,000 and charged to consulting expense. The Company is obligated to pay Ms. Mouery a monthly advance of $2,000 against one percent of any and all gross revenues from the show and for a ten years following the term of the license. The Company paid Ms. Mouery $20,000 in the current year and the payments were recorded on the balance sheet as advance on future royalties-related party.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


The Company agrees to pay or reimburse her $635 a month for a leased car during the first two years of the agreement. The Company paid approximately $7,200 which is included in the General and Administrative expenses in the current year. The Company also granted Ms. Mouery options to purchase up to 10,000,000 shares of common stock at an exercise price of $.02 per share. Of these options, 7,000,000 were vested and exercised in January of 2001. Of the remaining options 2,000,000 will vest and be exercisable as of January 2002 and 250,000 will vest and be exercisable on January 1 for each of the calendar years 2003 through and including 2006.

On April 11, 2001, the Company issued a non refundable grant of 30,000,000 restricted shares of common stock, valued at $585,000, to Joseph and Bernadette DiFrancesco in exchange for a one year exclusive option to the program, certain cartoon characters and music publishing rights related to songs written and used in "Gina D"s Kids Club Show" which have been created by Joseph and Bernadette DiFrancesco. The Company was not able to meet its requirements under the option agreement, and the option expired April 11, 2002. The Company charged the option price to expense during the year 2001. The Company subsequently made a verbal agreement with Joseph and Bernadette DiFrancesco to extend the option agreement for an additional year.

On May 23, 2001 Ms. Mouery purchased a 12% convertible subordinated debenture for $200,000. Ms. Mouery received 20,000,000 common stock warrants, which she converted on July 23, 2001.

The officers' and directors' were granted the following common stock warrants for a three year term:

Date                       Common Stock Warrants      Exercise Price per Share
----                       ---------------------      ------------------------

April 5, 2000                    7,500,000                     $.044

September 1, 2001               15,000,000                     $.003

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


During the year loans from officers, directors, senior management and related parties are summarized as follows:

                                                    2001            2000
                                                    ----            ----

          Balance at beginning of year            $489,781        $440,917
          Increase in Loans                        204,000          79,675
          Payments on Loans                       (429,486)        (30,811)
                                                  --------        --------
          Balance at end of year                  $264,295        $489,781
                                                  ========        ========

Interest expense accrued on these loans for the years 2001 and 2000 was approximately $35,000 and $44,000, respectively.

During the year the officers and directors purchased approximately $206,000 of debentures. With the debentures they received 1,855,520 shares of preferred stock, which were converted into common stock. The warrants received with the convertible debentures were converted into 6,474,976 shares of common stock.

Note 7 - COMMITMENTS AND CONTINGENCIES

          a) Under an arrangement approved by the board of directors, the Company is obligated to pay the Chief Executive Officer and his spouse, (Vice- president/Secretary) a 10% royalty on all gross revenues.

          b) The Company has entered into an employment contract with the officers and senior consultant. Under the terms of the agreement, the Company is obligated to make the following annual payments through November 15, 2005.

                              2002            $    425,000
                                              ============
                              2003            $    510,000
                                              ============
                              2004            $    612,000
                                              ============
                              2005            $    627,000
                                              ============

          c) The Company has entered into various month to month verbal agreements with unrelated third parties to provide production, marketing and administrative services. Payments are made based on invoices rendered for specific services provided.

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)

          d) On November 28, 2001, The Company entered into a consulting agreement with Management Solutions International, Inc. (MSI) to provide product sales, services, and raise investment capital. The Company will compensate MSI as follows through September 2002:

                    1)   Commissions of 12% of wholesale product sales.

                    2)   Commissions of 24% of retail product sales.

                    3) Commissions of 10% for any capital raised from Accredited Investors.

Note 8 - STOCK OPTION PLAN

The Company established a stock option plan for its executives, consultants, key employees, directors and its affiliates. (The "2001 Stock Option Plan".) The 2001 Stock Option Plan allows for options (including Incentive Stock Options) to be granted to future participants at a price not less than 100% of the market value per share on the date of the grant. As of April 5, 2002, no options have been awarded under the plan.

NOTE 9 - COMMON STOCK WARRANTS

                                                                Weighted Average
                                                  Shares        Exercise Price
                                                  ------        --------------



Outstanding at December 31, 1999                      --              --

         Granted                                11,267,990          $  .042
                                                ----------

Outstanding at December 31, 2000                11,267,990          $  .042

         Granted                                22,503,200          $  .011

         Exercised                              (3,200,000)         $  .013
                                                ----------

Outstanding at December 31, 2001                30,571,190          $  .022
                                                ==========

                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


The exercise price and the fair market value of the 7,500,000 common stock warrants granted in 2000 were the same. This value was determined by the Board of Directors. The exercise price for 15,000,000 of common stock warrants issued to directors in 2001 was $.003 per share. The fair market value at the date of grant was $.008 per share.

The weighted average fair value of warrants granted during 2001 and 2000 were $.011 and $.042, respectively. The weighted-average remaining life of warrants granted were 1.75 and 2.25 years at December 31, 2001 and 2000, respectively.

Note 10 - SUBSEQUENT EVENTS

Through April 5, 2002, the Company has obtained an additional $199,000 through the sale of Class B membership units in Raven Moon Home Video Products, LLC.

On March 21, 2002, the Company entered into an agreement with Lanny Sher and Public Relation Associates to provide promotional services to obtain air play, interviews and exposure for "Gina D"s Kids Club" video, CD and the "Mr. Bicycle Man" Safety PSA as well as publicity and public relations services. The term of this agreement is for six months at an estimated cost of $30,000.

On March 25, 2002, the Company entered into an agreement with MG Studios for the production of twelve videos of "Gina D"s Kids Club". MG Studios will finance and provide all the pre-production, production and post production facilities, work and services necessary to complete the twelve videos. The Company is obligated to pay $10,000 on June 1, 2002, and to pay MG Studios on a regular basis, but not more than $10,000 per week. The cost per episode is estimated at $135,700. Any changes during production approved by the Company which results in additional costs, will be added to the estimated cost per episode. If total charges for all twelve episodes exceed $1,800,000, the Company will incur interest charges at 8% on the excess. If the Company fails to make its required payments to MG Studios, it will also incur interest at 8%.



                         RAVEN MOON ENTERTAINMENT, INC.
                    (Formerly Raven Moon International, Inc.)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2001 and 2000
                                   (Continued)


Note 11 - Quarterly Financial Results (unaudited):

Quarterly financial results for the year ended December 31, 2001 as originally reported and as restated are as follows:


                                                      Three months ended
                                  --------------------------------------
                                   March 31,       June 30,    September 30,   December 31,
                                     2001           2001           2001           2001
                                  -----------    -----------    -----------    -----------
Net revenues                      $      --      $      --      $      --      $     7,110
                                  ===========    ===========    ===========    ===========

Net loss, originally reported     $  (554,982)   $  (480,274)   $  (471,414)   $(3,773,173)
                                                                               ===========
Adjustment for:
     Stock-based compensation      (1,398,519)      (595,741)      (169,380)
                                  -----------    -----------    -----------

Net loss, as restated             $(1,953,501)   $(1,076,015)   $  (640,794)
                                  ===========    ===========    ===========

Net loss per share,
     originally reported:         $    (.0052)   $    (.0024)   $    (.0020)          --
                                                                               ===========

Adjustment for:
     Stock-based compensation          (.0130)        (.0029)        (.0007)
                                  -----------    -----------    -----------

Net loss per share, as restated   $    (.0182)   $    (.0053)   $    (.0027)
                                  ===========    ===========    ===========


The unaudited quarterly financial information in 2001, as originally reported, has been restated to change the valuation of stock-based compensation.
Stock-based compensation is measured at the fair value of the securities issued or the fair market value of the goods or services provided. Prior to 2001, the Company did not have a tracking stock. Therefore stock-based compensation was based upon the estimated fair market value of the services provided. In 2001, the Company continued this practice for the first three quarters, but determined it would be more appropriate to utilize the discounted trading market prices of the Company's common stock for measuring stock-based compensation.


                                       F-33

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

         None




                         Raven Moon Entertainment, Inc.

                             Shares of Common Stock

                                   Prospectus

                                October 24, 2002

                PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

Indemnification of Directors and Officers.

         Our bylaws provide that our officers and directors will be indemnified to the full extent allowed by law against all expenses and liabilities of any claim or suit, including securities violations, unless a finding of willful misfeasance or malfeasance in the performance of that persons duties is found by a court of law. Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Other Expenses of Issuance and Distribution.

     The Registrant estimates that the expenses payable by the Registrant in connection with this offering described in the Registration Statement will substantially as follows:



     Item                                    Amount Payable by the Company
     ----                                    -----------------------------

     SEC registration Fee                              $   226

     Printing and engraving expenses                   $   500

     Accounting fees and expenses                      $ 5,000

     Legal fees and Expenses                           $10,000

     Miscellaneous expenses                            $ 1,000

              Total                                    $16,726
                                                       -------

Recent Sales of Unregistered Securities

     As of September 30, 2002, we issued convertible debentures convertible into 72,612,504 shares of our common stock in a private offering exempt from registration under the Securities Act pursuant to Section 4(2) thereof for the total consideration of $ 900,000 to 111 investors. We offered the shares ourselves, and no fee or discount was given to any underwriter, placement agent or other person in connection with the private placement transactions. Except as described in the preceding sentence, we have not offered, sold or issued any securities.

Exhibits

     Exhibits. See Index to Exhibits for a list of those exhibits filed as part of this report.


Undertaking

The undersigned registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement; and

               (iii) To include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (a) (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (a) (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Delivery of Certificates. The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in the Company's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements
of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Orlando, State of Florida on October 24, 2002.

                                            RAVEN MOON ENTERTAINMENT, INC.
                                            a Florida corporation

                                            By:  /s/  Joseph DiFrancesco
                                               --------------------------------
                                                      Joseph DiFrancesco
                                                      President

     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant, and in the capacities and on the dates indicated.




Signature and Title


By:  /s/  Joseph DiFrancesco                     Date:  October 24, 2002
   -------------------------------
          Joseph DiFrancesco
          President and Director
          (Principal Executive Officer and
          Principal Financial Officer)


By:  /s/  Bernadette DiFrancesco                 Date:  October 24, 2002
   -------------------------------
          Bernadette DiFrancesco
          Vice President, Secretary,
          and Director


By:  /s/  Anthony E. Arcari                      Date:  October 24, 2002
   -------------------------------
          Anthony E. Arcari
          Director


By:  /s/  Stephen Chrystie                       Date:  October 24, 2002
   -------------------------------
          Stephen Chrystie
          Director


By:  /s/                                         Date:  October 24, 2002
     -----------------------------
          Thomas L. Hotopp
            Director


By:  /s/  Norman Weinstock                       Date:  October 24, 2002
   -------------------------------
          Norman Weinstock
           Director



                                                 INDEX TO EXHIBITS

   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.1                Articles of Incorporation of                     Incorporated by reference from Exhibit 3(i)
                      YBOR CITY SHUTTLE SERVICE, INC., as filed with   to the Company's Registration Statement on
                      the Florida Department of State on January 7,    Form 10-SB filed with the SEC on August 3,
                      1998, effective January 8, 1998.                 1998
  ------------------ ------------------------------------------------ ---------------------------------------------
   3.2                Bylaws of YBOR CITY SHUTTLE SERVICE, INC.        Incorporated by reference from Exhibit
                                                                       3(ii) to the Company's Registration
                                                                       Statement on Form 10-SB filed with the SEC
                                                                       on August 3, 1998
  ------------------ ------------------------------------------------ ---------------------------------------------
   3.3                Plan of Merger dated October 21, 1998, and       Incorporated by reference from the Company
                      Articles of Merger by and among Raven Moon       Report on Form 10-QSB filed with the SEC on
                      Entertainment,  Inc., Ybor City Shuttle          November 19, 2001
                      Service,  Inc. and International  Resorts and
                      Entertainment  Group, Inc. dated December 18,
                      1998.
  ------------------ ------------------------------------------------ ---------------------------------------------
   3.4                Amendment to the Articles of Incorporation of    Incorporated by reference from the Company
                      Raven Moon International, Inc. filed with the    Report on Form 8-K filed with the SEC on
                      Florida Department of State on June 30, 1999     March 30, 1999
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.5                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on December 4,       Schedule 14-C filed with the SEC on
                      2000, effective January 1, 2001.                 November 30, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.6                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on March 9, 2001,    Schedule 14-C filed with the SEC on March
                      effective March 25, 2001.                        6, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.7                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on May 24, 2001,     Schedule 14-C filed with the SEC on May 2,
                      effective May 25, 2001.                          2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.8                Amendment to the Articles of Incorporation of    Incorporated by reference from Exhibit A to
                      Raven Moon International, Inc. filed with the    the Company's Information Statement on
                      Florida Department of State on August 7, 2001,   Schedule 14-C filed with the SEC on August
                      effective September 1, 2001.                     6, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   3.9                Articles of Correction to the Articles of        Incorporated by reference from the Company
                      Incorporation of Raven Moon International,       Report on Form 10-QSB filed with the SEC on
                      Inc. filed with the Florida Department of        November 19, 2001
                      State on August 21, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   4.1                Specimen copy of stock certificate for Common    Incorporated by reference from Exhibit 99
                      Stock of YBOR CITY SHUTTLE SERVICE, INC.         to the Company's Registration Statement on
                                                                       Form 10-SB filed with the SEC on August 3,
                                                                       1998.
   ------------------ ------------------------------------------------ ---------------------------------------------
   5                  Opinion of Counsel.                              Filed herewith.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.1               2001 Raven Moon Entertainment Stock Option       Incorporated by reference from the Company
                      Plan.                                            Report on Form 10-QSB filed with the SEC on
                                                                       November 19, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------




                                              INDEX TO EXHIBITS

   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.2               Agreement between The KnightLights Foundation,   Incorporated by reference from the Company
                      Inc. and the Company dated July 11, 2001,        Report on Form 10-QSB filed with the SEC on
                      including Addendum dated October 11, 2001.       November 19, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.3               Consulting Agreement between Management          Incorporated by reference from the Company
                      Solutions International, Inc. and the Company    Report on Form 10-QSB filed with the SEC on
                      dated September 17, 2001.                        November 19, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.4               Promotion Agreement between Big Apple            Incorporated by reference from the Company
                      Consulting U.S.A., Inc. and the Company dated    Report on Form 10-QSB filed with the SEC on
                      September 17, 2001.                              November 19, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.5               Raven Moon International, Inc. License           Incorporated by reference from the Company
                      Agreement dated September 26, 2001               Report on Form 10-QSB filed with the SEC on
                      between the Company and Raven Moon               November 19, 2001.
                      Home Video Products,  LLC.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.6               Talent Agreement between the Company and Gina    Incorporated by reference from the
                      Mouery, dated January 1, 2001.                   Company's registration statement on Form
                                                                       S-8 filed with the SEC on March 21, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.7               Option Agreement between the Company and Gina    Incorporated by reference from the
                      Mouery, dated January 1, 2001.                   Company's registration statement on Form
                                                                       S-8 filed with the SEC on March 21, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.8               Limited Duration License Agreement dated         Incorporated by reference from the
                      January 1, 2002 between the Company and Beyond   Company's Report on Form 10-KSB filed with
                      The Kingdom, Inc. and Raven Moon Home Video      the SEC on April 16, 2002.
                      Products, LLC.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.9               Consulting Agreement between the Company and     Incorporated by reference from the
                      Donald Hacker.                                   Company's registration statement on Form
                                                                       S-8 filed with the SEC on March 19, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.10              Consulting Agreement between the Company and     Incorporated by reference from the
                      Royce Rumsey.                                    Company's registration statement on Form
                                                                       S-8 filed with the SEC on March 19, 2002
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.11              Production Agreement between the Company and     Incorporated by reference from the
                      MG Studios, Inc., dated March 1, 2002.           Company's Report on Form 10-KSB filed with
                                                                       the SEC on April 16, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.12              Letter Agreement between the Company and David   Incorporated by reference from the
                      H. Popper.                                       Company's registration statement on Form
                                                                       S-8 filed with the SEC on May 21, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.13              Consulting Agreement between Farrell Gordon      Incorporated by reference from the
                      and the Company, dated as of May 8, 2002.        Company's registration statement on Form
                                                                       S-8 filed with the SEC on June 27, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.14              Escrow Agreement among the Company, Charles W    Incorporated by reference from the
                      Cramer and Farrell Gordon.                       Company's registration statement on Form
                                                                       S-8 filed with the SEC on June 27, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------




                                              INDEX TO EXHIBITS

   ------------------ ------------------------------------------------ ---------------------------------------------

   EXHIBIT            DESCRIPTION                                      LOCATION
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.15              Consulting Agreement between the Company and     Incorporated by reference from the
                      J. Bennett Grocock, dated as of April 29, 2002.  Company's registration statement on Form
                                                                       S-8 filed with the SEC on June 27, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.16              Consulting Agreement between the Company and     Incorporated by reference from the
                      David H. Popper, dated as of June 20, 2002.      Company's registration statement on Form
                                                                       S-8 filed with the SEC on June 27, 2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.17              Production Consultant Agreement between the      Incorporated by reference from the
                      Company and Mike Gibilisco Production            Company's registration statement on Form
                      Consultant.                                      S-8 filed with the SEC on June 27, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.18              Co-Publishing Agreement between 2221 MUSIC       Incorporated by reference from the Company
                      (ASCAP Publisher) and Roynart Music (BMI         Report on Form 10-QSB filed with the SEC on
                      Publisher) dated as of June 10, 2002.            August 14, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.19              Work for Hire Agreement with A&S Animation,      Incorporated by reference from the Company
                      Inc. cited February 4, 2002 for the production   Report on Form 10-QSB filed with the SEC on
                      of the animated PSA "Mr. Bicycle Man".           August 14, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.20              Distribution and sales agreement with Seahorse   Incorporated by reference from the Company
                      Worldwide for "A Message from God".              Report on Form 10-QSB filed with the SEC on
                                                                       August 14, 2001.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.21              Consulting and Marketing License Agreement       Incorporated by reference from the
                      between Raven Moon Entertainment, Inc. and       Company's registration statement on Form
                      David D. Mouery, J.D., dated as of August 14,    S-8 filed with the SEC on August 21, 2002.
                      2002.
   ------------------ ------------------------------------------------ ---------------------------------------------
   10.22              Consulting agreement between the Registrant      Incorporated by reference from the
                      and Jackie Joyner Kersee, dated as of July 14,   Company's registration statement on Form
                      2002.                                            S-8 filed with the SEC on August 27, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   10.23              Consulting agreement between the Registrant      Incorporated by reference from the
                      and Richard C. Popper, dated as of July 12,      Company's registration statement on Form
                      2002.                                            S-8 filed with the SEC on August 27, 2002.

   ------------------ ------------------------------------------------ ---------------------------------------------
   23.1               Consent of The Business Law Group.               Contained in the Exhibit 5.1 filed herewith.
   ------------------ ------------------------------------------------ ---------------------------------------------
   23.2               Consent of Richard L. Brown & Company, P.A.      Filed herewith.
   ------------------ ------------------------------------------------ ---------------------------------------------

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